     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 26, 2000


                                                      REGISTRATION NO. 333-32786

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------


                                AMENDMENT NO. 1


                                       TO

                                   FORM SB-2
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------
                          SOUTHERNBANK HOLDINGS, INC.
                 (Name of Small Business Issuer in its Charter)

                GEORGIA                                   6021                           58-2481524
    (State or Other Jurisdiction of           (Primary Standard Industrial            (I.R.S. Employer
    Incorporation or Organization)             Classification Code Number)           Identification No.)

                         2090 BUFORD HIGHWAY, SUITE 2A,
                      BUFORD, GEORGIA 30518 (678) 482-4488
(Address and Telephone Number of Principal Executive Offices and Principal Place
                                  of Business)

                   GEORGIA HIGHWAY 20 AT THE MALL OF GEORGIA,
                           BUFORD, GEORGIA 30519-4929
    (Address and Principal Place of Business or Intended Principal Place of
                                   Business)

                               M. LAUCH MCKINNON

                          SOUTHERNBANK HOLDINGS, INC.

                                  P.O. BOX 967
                             BUFORD, GEORGIA 30515
                                 (678) 482-4488
           (Name, Address, and Telephone Number of Agent for Service)

                             ---------------------


      APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: as soon as practicable after this registration statement becomes effective.


      If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [ ]


      If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]


      If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]


      If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]


      If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                             ---------------------

      THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     The information contained in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


       PRELIMINARY PROSPECTUS DATED APRIL 26, 2000; SUBJECT TO COMPLETION


                                1,250,000 SHARES

                          SOUTHERNBANK HOLDINGS, INC.

                      A PROPOSED BANK HOLDING COMPANY FOR


                      SOUTHERNBANK, N.A. (IN ORGANIZATION)


                                  COMMON STOCK
                                $10.00 PER SHARE

                            ------------------------

      We are offering common stock to raise capital to form SouthernBank, N.A., a national bank in organization in Gwinnett County, Georgia. SouthernBank Holdings, Inc. will be the holding company and sole shareholder of SouthernBank after it is organized. This is a firm commitment underwriting. You may purchase a minimum of 100 and a maximum of 50,000 shares, although we may waive these limits and accept subscriptions for more or less shares. We expect that quotations for our common stock will be reported on the Nasdaq OTC Bulletin
Board under the symbol "               ."


      Our organizers will receive warrants to purchase one share of our common stock for each share they purchase in the offering. Once vested, our organizers may exercise their warrants and purchase up to 227,500 additional shares of our common stock at an exercise price of $10.00 per share. See "Description of
SouthernBank Holdings' Capital Stock - Organizers' Warrants" on page        .


      OUR COMMON STOCK IS NOT A DEPOSIT, SAVINGS ACCOUNT, OR OTHER OBLIGATION OF A BANK OR SAVINGS ASSOCIATION AND IS NOT INSURED BY THE FDIC OR ANY OTHER GOVERNMENTAL AGENCY.

      AN INVESTMENT IN OUR COMMON STOCK INVOLVES RISKS. YOU SHOULD NOT INVEST IN THE OFFERING UNLESS YOU CAN AFFORD TO LOSE ALL OF YOUR INVESTMENT. WE HAVE DESCRIBED WHAT WE BELIEVE TO BE THE MATERIAL RISKS OF THIS INVESTMENT UNDER THE
HEADING "RISK FACTORS" BEGINNING ON PAGE        .


      NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF SOUTHERNBANK HOLDINGS' SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                            ------------------------

                                                             PER SHARE      TOTAL
                                                             ---------   -----------
Public offering price......................................   $10.00     $12,500,000
Underwriting discount......................................   $ 0.68     $   846,500
Proceeds to SouthernBank Holdings before expenses..........   $ 9.32     $11,653,500


      We will pay an underwriting discount of $0.35 per share on shares sold to our officers and organizers, up to 375,000 shares, and $0.75 per share on all other shares sold. The underwriting discount shown in the table above reflects a blended rate that assumes 227,500 shares will be sold to our officers and organizers in the offering. Wachovia Securities has the right to purchase up to an additional 187,500 shares at the public offering price, less an underwriting discount of $0.75 per share, within 30 days from the date of this prospectus to cover over-allotments.


      THE UNDERWRITER EXPECTS TO DELIVER THE SHARES OF COMMON STOCK ON
          , 2000.

                            ------------------------

                           WACHOVIA SECURITIES, INC.
                                               , 2000

                          SOUTHERNBANK HOLDINGS, INC.

                                      AND


                      SOUTHERNBANK, N.A. (IN ORGANIZATION)


                         (MAP OF PRIMARY SERVICE AREA)

                                    SUMMARY


      This summary provides a brief overview of the key aspects of this offering. Accordingly, this summary does not contain all of the information contained in this prospectus that you should consider before investing in our common stock. We encourage you to read the entire prospectus carefully before investing, including the risk factors and the financial statements. Unless the context otherwise requires, references in this prospectus to "we," "us" and "our" refer to SouthernBank Holdings, Inc., and SouthernBank, N.A. collectively. Unless otherwise stated, all of the information in this prospectus assumes the underwriter will not exercise its over-allotment option.



SOUTHERNBANK HOLDINGS AND SOUTHERNBANK


      SouthernBank Holdings, Inc. is a Georgia corporation that was incorporated on July 13, 1999 to organize and serve as the holding company for SouthernBank, N.A., a national bank in organization. SouthernBank will operate as a community bank emphasizing personalized banking relationships with individuals and businesses predominantly located within the Gwinnett County, Georgia area.


      On November 17, 1999, we filed an application with the Office of the Comptroller of the Currency to organize SouthernBank as a national bank in Gwinnett County. We received preliminary approval of SouthernBank's charter application on March 15, 2000. In order to receive final approval of our application to organize SouthernBank, we will be required to raise a minimum of $8,500,000 in capital and implement appropriate banking policies and procedures. We received approval of our application for deposit insurance from the FDIC on March 17, 2000 and, on March 31, 2000, we filed an application with the Board of Governors of the Federal Reserve System to become a bank holding company and to acquire all of the capital stock of SouthernBank. After receiving all necessary regulatory approvals, we anticipate beginning operations at a temporary facility in the second quarter of 2000, and we expect to move to our permanent facility in the second quarter of 2001.


WHY WE ARE ORGANIZING A NEW BANK IN GWINNETT COUNTY


      We believe the communities that make up our primary service area present a growing and highly diversified economic environment that will support the formation of SouthernBank. Situated approximately 35 minutes from downtown Atlanta, our primary service area includes the communities of Buford, Dacula, Lawrenceville, Lilburn, Sugar Hill and Suwanee in Gwinnett County, as well as the communities of Flowery Branch in Hall County and Braselton in Jackson County. According to estimates, Gwinnett County experienced the largest increase in population of any county in the nation over the past decade, and is expected to experience continued population growth over the next five years.



      With our proposed main office location adjacent to the 1.7 million square foot Mall of Georgia, the largest shopping mall in the state, we believe that our physical location within our primary service area will provide us with an opportunity to successfully expand and grow our banking operations. Already, the recently opened mall has attracted over 170 retailers and restaurant operators to the heart of our primary service area and is expected to draw additional business into northern Gwinnett County. By strategically placing our main office in the center of this development, we believe that we will be able to capitalize on the influx of new residents and businesses locating to the area, as well as the core residents and businesses already established in our market.


      The following were also major factors in our selection of our primary service area:

      - Estimated median income in 1999 was $62,500 compared to the 1998 U.S. median income of $38,885 and 1998 Georgia median income of $36,553;

      -  The area's population grew by 60.9% from 1990 to 1999;

      - The area's population is projected to increase by 21.7% from 1999 to 2004;

      -  Nearly 60% of the population in the area is of working age;

      - Nearly 30% of Gwinnett County's population over age 25 has at least a bachelor's degree, a factor in successfully attracting high-tech firms to the area; and

      - Gwinnett County's employment base is highly diversified, representing the high-tech, service, retail trade, manufacturing, wholesale and construction industries.

      In addition to the economic and population growth experienced within our primary service area, we believe that consolidation within the financial services industry may further enhance our opportunity to establish a banking presence in northern Gwinnett County. Over the last decade, large national and regional banks such as First Union, Regions Bank and BB&T have entered or expanded in the Gwinnett County market through the acquisition of smaller community banks. Although most of these large financial institutions are well established in Gwinnett County, these institutions experienced only a 15.0% growth rate in deposits compared to a 34.1% growth in the overall deposit market. The slower relative growth of these large banks resulted in their combined relative deposit market share falling from 65.3% to 56.3%. Bank and thrift deposits in our primary service area, which is smaller than the overall Gwinnett County market, totaled more than $3.1 billion in June 1999. Bank of America, Wachovia, SunTrust, First Union and BB&T control 65.4% of the deposits in our primary service area. Four of the largest community banks in our primary service area together hold 15.3% of the area's deposits. We will compete directly with many of these institutions.

      Acquisitions of community banks by large national and regional banks often result in the dissolution of local boards of directors and in significant turnover in management and customer service personnel who possess extensive banking experience and strong ties to the local community. Accordingly, we intend to hire experienced and talented individuals who will complement the community banking experience and management style of our proposed executive officers. As a locally-owned community bank based in Gwinnett County, we expect to take advantage of this talent to help us offer convenient service, local decision-making and competitive banking products. Additionally, by focusing our operations on the communities we serve, we believe that we will be able to respond to changes in our market more quickly than large, centralized institutions.

DIRECTORS AND OFFICERS


      M. Lauch McKinnon currently serves as the president of SouthernBank Holdings, and is the proposed president and chief executive officer of SouthernBank. Mr. McKinnon has held numerous senior banking positions in both Georgia and Tennessee during his 20-year career in banking and banking-related industries, including president and chief executive officer at both North Georgia National Bank in Calhoun, Georgia and Volunteer Bank and Trust Company in Chattanooga, Tennessee. Rita B. Gray, is our proposed chief financial officer and has 30 years of banking experience, including service as chief financial officer at both North Georgia National Bank in Calhoun, Georgia and Dalton/Whitfield Bank & Trust in Dalton, Georgia. See "Management" on page
     .



      Our directors intend to utilize their diverse backgrounds and their local business relationships to attract customers from all segments of the communities we serve. Currently, the board of directors of SouthernBank Holdings consists of the following individuals:


-  James O. Andrews                      -  M. Lauch McKinnon
-  James E. Hinshaw, Sr.                 -  D. Alan Najjar
-  Donald F. Jackson                     -  D. Arnold Tillman, Jr.
-  Lewis A. Massey                       -  Jeffery S. Tucker
-  Tyler C. McCain

      Upon approval by the Office of the Comptroller of the Currency, we anticipate these individuals will also be the directors of SouthernBank. See
"Management" on page      .

PHILOSOPHY AND STRATEGY


      Initially, our business strategy will be carried out through the operations and growth of SouthernBank. At the bank level, our management philosophy will be to deliver exceptional customer service through highly trained personnel who understand and care about the banking needs of our customers. We believe that this philosophy will distinguish SouthernBank from its competitors and will enable us to be successful.


      To carry out our philosophy, our business strategy will involve:

      - Hiring and retaining highly experienced and qualified key banking personnel, preferably with established client relationships;

      - Cross-training our entire staff to answer questions about all of our products and services so that each employee can not only resolve banking-related customer questions, but can also suggest products and services that may be of interest to our customers;

      - Implementing on a comprehensive and on-going basis an active call program involving all of our officers, directors and employees, and monitoring the results and productivity of the program, with specific goals required of our officers and directors;

      - Providing individualized attention with local decision-making authority;

      - Capitalizing on our directors' diverse community involvement and business experience;

      -  Implementing an aggressive marketing program;

      - Utilizing sophisticated financial services technology and strategic outsourcing to provide a broad array of banking products and services; and

      - Establishing a community identity by positioning ourselves as a locally-owned bank that is responsive to the banking needs of the communities we serve.

PRODUCTS AND SERVICES


      We plan to offer quality products and personalized services while providing our customers with the financial sophistication and array of products typically offered by a larger bank. We intend to offer our services through a variety of channels, including internet banking, automated teller machines, telephone banking and in the future, branch offices. Our lending services will include commercial loans to small- to medium-sized businesses and professional concerns, real estate-related loans and consumer loans to individuals. SouthernBank will offer a broad array of competitively priced deposit services including demand deposits, regular savings accounts, money market deposits, certificates of deposit and individual retirement accounts. To complement our lending and deposit services, we intend to also provide debit cards, travelers checks, direct deposit, savings bonds, night depository, collection services, wire transfers, overdraft protection and automatic drafts for various accounts. We also plan to offer courier deposit services to our business customers, and will market the convenience and advantages of our internet banking services, which will include on-line bill paying, money transfer and cash management services. We believe these services will further enhance our ability to be competitive with larger banks, without losing the personal touch of a locally-owned community bank.


THE OFFERING AND OWNERSHIP BY OUR ORGANIZERS AND DIRECTORS


      We are offering 1,250,000 shares of our common stock for $10.00 per share. Our directors and organizers intend to purchase approximately 227,500 shares of our common stock, representing 18.2% of the 1,250,000 shares of our common stock to be outstanding upon the close of the offering. In recognition of their additional financial risks undertaken during our formation and organization process, our organizers will receive warrants to purchase one share of our common stock, at $10.00 per share, for each share they purchase in the offering. Accordingly, warrants will be offered only to our organizers and not to the public. Given the intent of our organizers to purchase 227,500 shares in this offering, we expect that they will be granted warrants to purchase an aggregate of 227,500 shares. The one-to-one ratio between the anticipated number of shares to be purchased by our organizers and the number of warrants to be issued to them was determined after considering a number of factors, including prevailing market conditions and comparable de novo bank holding company capitalizations. Because our organizers will be able to purchase shares subject to the warrants at $10.00 per share, if the market price of our common stock rises, our organizers will be able to purchase a significant amount of our common stock in the future for less than its then prevailing market value. We believe our directors' and organizers' financial interest in SouthernBank Holdings will encourage their active participation in growing our business. See "Description of SouthernBank Holdings' Capital
Stock - Organizers' Warrants" on page      and "Management's Discussion and
Analysis of Financial Condition and Plan of Operations" on page      .


USE OF PROCEEDS

      We will use $8,500,000 raised in this offering to capitalize SouthernBank. We anticipate that this is the amount of capital that our banking regulators will require us to invest in SouthernBank prior to the bank's opening. We will use the remaining net proceeds of this offering to repay the amounts drawn on our lines of credit, to provide SouthernBank Holdings with working capital and for other general business purposes. Additionally, SouthernBank will use the funds it receives from SouthernBank Holdings to purchase the site for its main office, to construct and furnish the facility, and to provide working capital to
operate SouthernBank. See "Use of Proceeds" on page      .

LOCATION OF OFFICES

      The address and phone number of our temporary executive offices that we are using prior to SouthernBank's opening are:

                         2090 BUFORD HIGHWAY, SUITE 2A
                             BUFORD, GEORGIA 30518
                                 (678) 482-4488

      Our permanent main office and executive offices will be located at:

                   GEORGIA HIGHWAY 20 AT THE MALL OF GEORGIA
                           BUFORD, GEORGIA 30519-4929


      Our main office will be a building of approximately 7,000 square feet located adjacent to the recently opened Mall of Georgia on an approximately 1.2 acre site in the Mill Creek area of northern Gwinnett County. We anticipate that construction of our main office will begin in the third quarter of 2000 and will be completed in the second quarter of 2001. Until our main office is completed, we plan to operate out of a temporary facility that will be located approximately 2.6 miles from the permanent site for our main office, and within our primary service area. We anticipate opening for business in our temporary facility in the second quarter of 2000.

                                  RISK FACTORS


      The following paragraphs describe what we believe are the material risks of an investment in our common stock. We may face other risks as well, which we have not anticipated. An investment in our common stock involves a significant degree of risk. You should not invest in our common stock unless you can afford to lose your entire investment. Before deciding to invest in our common stock, please carefully read the entire prospectus, including the cautionary statement following this Risk Factors section regarding our use of forward-looking statements.


WE HAVE NO OPERATING HISTORY UPON WHICH TO BASE AN ESTIMATE OF OUR FUTURE FINANCIAL PERFORMANCE.

      SouthernBank, which initially will be our sole subsidiary, is in organization, and neither SouthernBank Holdings nor SouthernBank has any operating history on which to base any estimate of our future financial performance. Because we lack an operating history, you do not have access to either the type or amount of information that would be available to a purchaser of securities of a financial institution with an operating history. Accordingly, the financial statements presented in this prospectus may not be as meaningful as those of a company which does have a history of operations. In addition, the success of our operations must be considered in light of the expenses, complications and delays frequently encountered in connection with the opening and development of a new bank.

IF WE FAIL TO BEGIN BANKING OPERATIONS, YOU COULD LOSE ALL OR A PORTION OF YOUR INVESTMENT.

      If we do not receive final approval for SouthernBank to start its banking operations by September 15, 2001, we anticipate that we will solicit shareholder approval for the dissolution and liquidation of SouthernBank Holdings. If we dissolve and liquidate after the close of the offering, shareholders will receive only a portion, if any, of their original investment because we will have used the proceeds of the offering to pay all expenses and capital costs incurred. These expenses include the expenses of the offering, our organizational and pre-opening expenses and the claims of our creditors. We will distribute to our shareholders the net assets remaining after payment or provision for payment of all claims against SouthernBank Holdings. Although we have applied for all regulatory approvals required to begin operations, final approval from the Office of the Comptroller of the Currency may not be granted in a timely manner, if at all. The close of the offering is not conditioned upon the receipt of the OCC's final approval to begin business.

IF WE DO NOT RECEIVE REGULATORY APPROVALS IN A TIMELY MANNER, IT COULD DELAY THE DATE ON WHICH SOUTHERNBANK OPENS FOR BUSINESS, RESULTING IN INCREASED PRE-OPENING EXPENSES AND INITIAL LOSSES.

      Although we expect to receive all regulatory approvals and to open for business in the second quarter of 2000, we can give you no assurance as to when, if at all, these events will occur. Any delay in beginning SouthernBank's operations will increase our pre-opening expenses and postpone our realization of potential revenues. Additionally, a delay will cause our accumulated deficit to increase as a result of continuing operating expenses, such as salaries and other administrative expenses, and our lack of revenue.

WE EXPECT TO INCUR SUBSTANTIAL START-UP EXPENSES, CAUSING US TO HAVE INITIAL LOSSES, AND YOU MAY NOT RECOVER ALL OR ANY PART OF YOUR INVESTMENT IF WE DO NOT BECOME PROFITABLE IN THE FUTURE.

      Typically, new banks incur substantial start-up expenses, are not profitable in the first year of operation and, in some cases, are not profitable for several years. Because SouthernBank Holdings will initially act as the sole shareholder of SouthernBank, our profitability will depend upon the bank's successful operation. Consequently, you may not recover all or any part of your investment in our common stock. We will incur substantial expenses in establishing SouthernBank, and we can give you no assurance that the bank will be profitable or that future earnings, if any, will meet the levels of earnings prevailing in the banking industry. See "Management's Discussion and Analysis of
Financial Condition and Plan of Operations" on page   .

FAILURE TO IMPLEMENT KEY ELEMENTS OF OUR BUSINESS STRATEGY MAY ADVERSELY AFFECT OUR FINANCIAL PERFORMANCE.


      If we cannot implement key elements of our business strategy, our financial performance may be adversely affected. Our organizers have developed a business plan that details the strategy that we intend to implement in our efforts to achieve profitable operations. The strategy includes hiring and retaining experienced and qualified employees and attracting individuals and business customers primarily from the Gwinnett County area. Even if the key elements of our business strategy are successfully implemented, they may not have the favorable impact on operations that we anticipate. See "Our Proposed
Business - Philosophy and Strategy" on page   .


DEPARTURES OF OUR KEY PERSONNEL OR DIRECTORS MAY IMPAIR OUR OPERATIONS.

      M. Lauch McKinnon and Rita B. Gray are important to our success and if we were to lose either of their services our financial condition and results of operations could be adversely affected. Mr. McKinnon has been instrumental in our organization and will be the key management official in charge of SouthernBank's daily business operations. Ms. Gray will be the key officer in charge of our financial and accounting operations. In addition, if either Mr. McKinnon or Ms. Gray were to leave SouthernBank, we would incur additional costs in our search for new personnel. Although we have entered into a one-year employment agreement with Mr. McKinnon and a letter agreement with Ms. Gray, we cannot be assured of their continued service.

      Additionally, our directors' community involvement, diverse backgrounds and extensive local business relationships are important to our success. Our growth could be adversely affected if the composition of our board of directors
changes significantly. See "Management" on page   .

OUR ORGANIZERS, DIRECTORS AND OFFICERS COULD HAVE THE ABILITY TO INFLUENCE SHAREHOLDER ACTIONS, AND THEY MAY HAVE INTERESTS THAT ARE DIFFERENT FROM YOURS AS AN INVESTOR.


      Our organizers, directors and officers will be able to influence the outcome of director elections or block a significant transaction that might otherwise be approved by our shareholders and, as a result, will exercise significant influence over our management and affairs. These persons, individually or as a group, may have interests that are different from yours as an investor. Our organizers intend to purchase 227,500 shares of our common stock which will equal 18.2% of the 1,250,000 shares to be outstanding upon the
close of the offering. See "Management" on page   .


WE INTEND TO GRANT WARRANTS TO OUR ORGANIZERS AND STOCK OPTIONS TO SOME OF SOUTHERNBANK'S EMPLOYEES WHICH, IF EXERCISED, WOULD REDUCE YOUR PERCENTAGE OWNERSHIP IN SOUTHERNBANK HOLDINGS.


      Our organizers, directors, officers and employees may exercise their warrants and options to purchase our common stock, which would result in the dilution of your proportionate interest in SouthernBank Holdings. Upon the close of the offering, we will grant to our organizers warrants to purchase one additional share of our common stock for each share purchased in the offering in recognition of the financial risks undertaken by them in forming SouthernBank Holdings and SouthernBank. We anticipate that our organizers will purchase 227,500 shares in this offering. Accordingly, we expect that our organizers will be granted warrants to purchase an aggregate of 227,500 shares. If all of these warrants were exercised, our organizers would own 30.8% of the shares outstanding after the offering, on a fully diluted basis. See "Description of
SouthernBank Holdings' Capital Stock - Organizers' Warrants" on page   and
"Management's Discussion and Analysis of Financial Condition and Plan of
Operations" on page   .


      In addition, we have established a stock option plan which will allow us to grant stock options to employees who are contributing significantly to the management or operation of SouthernBank. We have reserved 100,000 shares of our common stock for issuance under our stock option plan, of which Mr. McKinnon may receive an option to purchase up to 25,000 shares and Ms. Gray may receive an option to purchase up to 10,000 shares if SouthernBank meets established performance goals. If these options and all of the warrants granted to our organizers were exercised in full, our organizers, directors and executive officers would own 32.4% of the shares outstanding after the offering, on a fully diluted basis. See "Executive
Compensation - Stock Option Plan" on page   .

WE WILL FACE STRONG COMPETITION FOR CUSTOMERS, ESPECIALLY FROM LARGE AND MORE ESTABLISHED FINANCIAL INSTITUTIONS, WHICH MAY HINDER US FROM OBTAINING CUSTOMERS AND MAY CAUSE US TO PAY HIGHER INTEREST RATES ON OUR DEPOSITS OR CHARGE LOWER INTEREST RATES ON OUR LOANS THAN OUR COMPETITORS' RATES FOR AN EXTENDED PERIOD.

      We anticipate offering very competitive loan and deposit rates as we establish ourselves in the market, but if excessive competition forces us to offer more aggressive pricing indefinitely, our net interest margin will suffer and our financial performance will be negatively impacted. SouthernBank will compete with numerous other lenders and deposit-takers, including other commercial banks, savings and loan associations, credit unions, finance companies, mutual funds, insurance companies and brokerage and investment banking firms. With multiple financial institutions already doing business in our primary service area, and given the chance that additional competitors may enter the market in the future, we will be faced with continuous competition. Moreover, some of these competitors are not subject to the same degree of regulation as we will be and may have greater resources than will be available to us. Competition from non-traditional financial institutions may also affect our success due to the Gramm-Leach-Bliley Act. See "Supervision and
Regulation - Gramm-Leach-Bliley Act" on page   .

WE MAY NOT BE ABLE TO COMPETE WITH OUR LARGER COMPETITORS FOR LARGER CUSTOMERS BECAUSE OUR LENDING LIMITS WILL BE LOWER THAN THEIRS.

      Our lending limit will be significantly less than the limits for most of our competitors, and may hinder our ability to establish relationships with larger businesses in our market area. A national bank's legal lending limit to a single borrower is roughly equal to 15.0% of its capital and surplus plus an additional 10.0%, if the amount that exceeds 15.0% is fully secured by readily marketable collateral. Based on SouthernBank's proposed capitalization and pre-opening expenses, SouthernBank's initial legal lending limit will be approximately $1,200,000 for loans not fully secured plus an additional $800,000, or an estimated total of $2,000,000, for loans that meet the federal guidelines. These legal limits will increase or decrease as SouthernBank's capital increases or decreases as a result of its earnings or losses, among other reasons. Based on our legal lending limit, SouthernBank will need to sell participations in its loans to other financial institutions in order to meet the lending needs of our customers requiring extensions of credit above these limits. However, our strategy to accommodate larger loans by selling participations in those loans to other financial institutions may not be
successful. See "Our Proposed Business - Lending Services" on page   .

OUR SUCCESS WILL DEPEND SIGNIFICANTLY UPON GENERAL ECONOMIC CONDITIONS IN THE GWINNETT COUNTY AREA.


      Our operations and profitability may be more adversely affected by a local economic downturn than those of our larger competitors who are more geographically diverse. Since the majority of SouthernBank's borrowers and depositors are expected to be individuals and businesses located and doing business in the Gwinnett County area, our success will depend significantly upon the general economic conditions in and around Gwinnett County. For example, an adverse change in the local economy could make it more difficult for borrowers to repay their loans, which could lead to loan losses for SouthernBank. In addition, because many of our shareholders are likely to be residents of the Gwinnett County area, a prolonged downturn in the general economic conditions in the area could result in sales of large amounts of our common stock.



OUR ABILITY TO PAY DIVIDENDS TO OUR SHAREHOLDERS IS LIMITED AND DEPENDS ON SOUTHERNBANK'S LEGAL ABILITY TO PAY DIVIDENDS, AS WELL AS THE JUDGMENT OF OUR BOARD OF DIRECTORS.


      SouthernBank Holdings will initially have limited sources of income other than dividends it receives from SouthernBank. SouthernBank Holdings' ability to pay dividends will therefore depend largely on

SouthernBank's ability to pay dividends to it, which will be based primarily on its earnings, capital requirements and financial condition, among other factors.

      Bank holding companies and national banks are both subject to significant regulatory restrictions on the payment of cash dividends. In light of these restrictions and our need to retain and build capital, it will be our policy to reinvest earnings for the period of time necessary to help support the success of our operations. As a result, we do not plan to pay dividends until
SouthernBank is cumulatively profitable. See "Dividends" on page   .

THE OFFERING PRICE FOR OUR COMMON STOCK WAS ARBITRARILY DETERMINED AND OUR FUTURE STOCK PRICE MAY FLUCTUATE BELOW THE INITIAL PUBLIC OFFERING PRICE ONCE THE SHARES BECOME FREELY TRADEABLE.

      SouthernBank Holdings and the underwriter arbitrarily set the public offering price after considering prevailing market conditions and the price of comparable publicly traded companies. Because we were only recently formed and SouthernBank is in the process of being organized, the public offering price could not be set by referencing historical measures of the bank's financial performance. Therefore, the public offering price may not indicate the market price for our common stock after this offering. Several factors will cause the market price to fluctuate after the offering, and the price for our common stock may drop below the public offering price. The factors include our results of operations, financial analysts' future estimates of our earning potential, economic conditions in our market and trends in the banking industry. See
"Underwriting" on page   .

IF AN ACTIVE TRADING MARKET DOES NOT DEVELOP, IT MAY BE DIFFICULT FOR YOU TO SELL YOUR SHARES OF OUR COMMON STOCK.


      Prior to the offering, there has been no public market for our common stock, and an active trading market may not develop. If an active trading market does not develop or continue after the offering, you may not be able to sell your shares at or above the price at which these shares are being offered to the public. Although we have applied to list our common stock on the Nasdaq OTC Bulletin Board, an active trading market may not develop or continue after the offering. You should consider carefully the limited liquidity of your investment before purchasing any shares of our common stock.


OUR PROFITABILITY AND GROWTH COULD BE ADVERSELY AFFECTED BY CHANGES IN THE LAW, ESPECIALLY CHANGES AFFECTING THE BANKING INDUSTRY.

      We will be subject to extensive federal government supervision and regulation. Our ability to achieve profitability and to grow could be adversely affected by federal and state banking laws and regulations. These and other restrictions limit the manner in which we may conduct our business and obtain financing, including SouthernBank's ability to attract deposits, make loans and achieve satisfactory interest spreads. Many of these regulations are intended to protect depositors, the public, and the FDIC, not shareholders. In addition, the burden imposed by federal and state regulations may place us at a competitive disadvantage compared to competitors who are less regulated. Applicable laws, regulations, interpretations and enforcement policies have been subject to significant, and sometimes retroactively applied, changes in recent years, and may be subject to significant future changes. Future legislation or government policy may also adversely affect the banking industry or our operations. We cannot predict the effects of any potential changes, but they could adversely
affect our future operations. See "Supervision and Regulation" on page   .

THE OPERATION OF SOUTHERNBANK MAY, IN THE FUTURE, REQUIRE MORE CAPITAL THAN SOUTHERNBANK HOLDINGS WILL RAISE IN THIS OFFERING, AND WE MAY NOT BE ABLE TO OBTAIN ADDITIONAL CAPITAL ON TERMS WHICH ARE FAVORABLE TO INVESTORS.

      In the future, should we need additional capital, we may not be able to raise additional funds through the issuance of additional shares of our common stock or other securities. Even if we were able to obtain additional capital through the issuance of additional shares of our common stock or other securities, we may not be able to issue these securities at prices or on terms better than or equal to the public offering price and terms of this offering. The issuance of new securities could dilute your ownership interest in SouthernBank Holdings.

GEORGIA LAW AND PROVISIONS OF OUR ARTICLES OF INCORPORATION AND BYLAWS COULD DETER OR PREVENT TAKEOVER ATTEMPTS BY A POTENTIAL PURCHASER OF OUR COMMON STOCK THAT WOULD BE WILLING TO PAY YOU A PREMIUM FOR YOUR SHARES OF OUR COMMON STOCK.


      In many cases, shareholders receive a premium for their shares when a company is acquired by another company. Under Georgia law, however, no bank holding company may acquire control of SouthernBank Holdings until SouthernBank has been incorporated for five years. As a result, your ability to receive a premium over market for your shares of our common stock may be severely limited during the first five years of SouthernBank's operations. In addition, our articles of incorporation and bylaws contain provisions that may deter or prevent an attempt to change or gain control of SouthernBank Holdings. These provisions include the potential existence of preferred stock, staggered terms for directors, restrictions on the ability to change the number of directors or to remove a director, special provisions regarding combinations with "interested" shareholders and the price at which an acquirer may purchase your shares of our common stock, and our board of directors' flexibility in evaluating acquisition proposals. As a result, you may be deprived of opportunities to sell some or all of your shares of our common stock at prices that represent a premium over the market. See "Important Provisions of
SouthernBank Holdings' Articles of Incorporation and Bylaws" on page   .


FUTURE RESALES OF OUR COMMON STOCK MAY ADVERSELY AFFECT THE MARKET PRICE OF YOUR SHARES OF OUR COMMON STOCK.


      After the close of this offering, 1,250,000 shares of our common stock will be outstanding, assuming the underwriter does not exercise its over-allotment option. The sale of a large block of the shares outstanding after the close of the offering could adversely affect the market price of our common stock. All of the outstanding shares will be freely tradable without restriction except for 227,500 shares that we anticipate our organizers and executive officers will purchase in the offering. Our organizers and executive officers have agreed, for a period of 180 days from the date of this prospectus, not to sell or otherwise transfer, either directly or indirectly, any shares of our common stock without the prior consent of the underwriter. As a result, 1,022,500 shares of our common stock, or 81.8% of the outstanding shares of our common stock will be freely tradable without restriction upon the close of the offering. Additionally, 227,500 shares of our common stock held by our organizers and executive officers will be eligible for sale beginning 180 days from the date of this prospectus under resale limitations of Rule 144 of the
Securities Act. See "Shares Eligible for Future Sale" on page   .


WE MAY NOT ALLOCATE ALL OF THE NET PROCEEDS IN THE MOST PROFITABLE MANNER.


      After capitalizing SouthernBank with $8,500,000 our board of directors and management will have broad discretion in allocating a total of approximately $2,903,500 or approximately 23.2% of the net proceeds of the offering. We cannot predict the extent to which we will allocate these funds to income-generating assets, capital assets or liquidity. Because the allocation of these proceeds will directly affect our earnings, it will be difficult to predict our results of operations. Although we intend to utilize the funds to serve SouthernBank Holdings' best interests, we cannot assure you that our allocation will ultimately reflect the most profitable application of these proceeds. See "Use
of Proceeds" on page   .

                   A WARNING ABOUT FORWARD-LOOKING STATEMENTS

      Some of the statements in this prospectus are "forward-looking statements." Forward-looking statements include statements about the competitiveness of the banking industry, potential regulatory obligations, potential economic growth in our primary service area, our strategies and other statements that are not historical facts. When we use in this prospectus words like "anticipate," "believe," "expect," "estimate" and similar expressions, you should consider them as identifying forward-looking statements. Because forward-looking statements involve risks and uncertainties, there are important factors that could cause actual results to differ significantly from those expressed or implied by the forward-looking statements. Some of these factors
are set forth above in the section entitled "Risk Factors" on page   .

                                USE OF PROCEEDS

      We estimate that we will receive net proceeds of $11,518,500 from the sale of 1,250,000 shares of our common stock in the offering, after deducting the estimated underwriting discount of $846,500 and estimated offering expenses of $135,000. If the underwriter exercises its over-allotment option in full, we will receive $1,734,375 in additional net proceeds, after deducting an additional underwriting discount of $140,625. The following two sections describe our proposed use of proceeds based on our present plans and business conditions.

USE OF PROCEEDS BY SOUTHERNBANK HOLDINGS

      The following table shows the anticipated use of the proceeds by SouthernBank Holdings. We describe SouthernBank's anticipated use of proceeds in the following section.


Gross proceeds from the offering............................  $12,500,000
Underwriting discount.......................................      846,500
Offering expenses...........................................      135,000
Organizational expenses.....................................       85,000
Land purchase deposit.......................................       30,000
Investment in common stock of SouthernBank..................    8,500,000
                                                              -----------
Remaining Proceeds..........................................  $ 2,903,500
                                                              ===========



      SouthernBank Holdings has established a line of credit with The Bankers Bank. The line of credit, which as of December 31, 1999 was for an amount up to $250,000, is being used to pay SouthernBank Holdings' offering and organizational expenses prior to the close of the offering. In addition, this line of credit has been used to fund a $30,000 earnest money deposit on the property on which our main office will be located. The line of credit, which is due on June 28, 2000, bears interest at 1.0% less than the prime rate as published in the Money Rates section of The Wall Street Journal. As of December 31, 1999, approximately $120,000 was outstanding on the line of credit. On
               , 2000, SouthernBank Holdings increased the line of credit to
$750,000, and, as of the date of this prospectus, approximately $          was
outstanding. This line of credit will be repaid in full after the close of the offering.


      As shown, we intend to capitalize SouthernBank with $8,500,000. Additional funds from this offering are expected to be held by SouthernBank Holdings and reserved for general corporate purposes at the holding company level. For example, a portion of the net proceeds of this offering will be retained by SouthernBank Holdings for the purpose of funding any required additions to the capital of SouthernBank. Since national banks are regulated with respect to the ratio that their total assets may bear to their total capital, if SouthernBank experiences greater growth than anticipated, it may require the infusion of additional capital to support that growth. We anticipate, however, that the proceeds of this offering will be sufficient to support SouthernBank's immediate capital needs and we will seek, if necessary, additional long- and short-term financing to support any additional needs. However, we can give you no assurance that such financing, if needed, will be available or, if available, will be on terms acceptable to us.

      We anticipate that the net proceeds received upon the exercise of the underwriter's over-allotment option, if any, or the proceeds received upon the exercise of the warrants, if any, will be used for working capital purposes.

USE OF PROCEEDS BY SOUTHERNBANK


      The following table shows the anticipated use of the proceeds allocated to SouthernBank. These proceeds will be in the form of an investment in SouthernBank's common stock by SouthernBank Holdings. During the period between the opening of SouthernBank and the completion of our permanent facility, we will be conducting operations from a temporary facility approximately 2.6 miles from the permanent site for our main office. The following table shows the rental cost of the temporary facility for a period of 15 months from the date of occupancy. Construction, furniture, fixtures and equipment costs will be capitalized and amortized over the estimated useful life of the asset. SouthernBank will use the remaining proceeds to make loans, purchase securities and otherwise conduct business operations. We believe that the net proceeds of this offering will satisfy our capital requirements for at least the next 24 months following the opening of SouthernBank.



Investment by SouthernBank Holdings in SouthernBank's common stock.....................................................  $8,500,000
Reimbursement to SouthernBank Holdings for land purchase
  deposit...................................................      30,000
Purchase price of land, less deposit........................     827,000
Construction of bank facility...............................   1,143,000
Furniture, fixtures and equipment...........................     250,000
Rental payments and leasehold improvements for temporary
  facility (15 months)......................................      44,880
                                                              ----------
Remaining proceeds..........................................  $6,205,120
                                                              ==========



      Land South Properties, LLC, a real estate development company owned by two of our organizers, has entered into an agreement to acquire the property on which SouthernBank's main office will be located for a purchase price of $857,000. Land South will assign its rights under the agreement to SouthernBank and will receive $10.00 as consideration for the assignment. To pay for the property, SouthernBank has entered into a line of credit with The Bankers Bank for an amount up to $860,000. The line of credit, which is due on June 30, 2000, bears interest at 1.0% less than the prime rate as published in the Money Rates section of The Wall Street Journal. As of the date of this prospectus,
approximately $          was outstanding on the line of credit. SouthernBank
expects to repay the line of credit immediately after its capitalization by
SouthernBank Holdings. See "Our Proposed Business - Offices" on page   and
"Related Party Transactions" on page   .

                                 CAPITALIZATION

      The following table shows SouthernBank Holdings' capitalization as of December 31, 1999 and its pro forma consolidated capitalization, as adjusted to give effect to the receipt of the net proceeds from the sale of 1,250,000 shares of our common stock in this offering.


      Upon SouthernBank Holdings' incorporation, D. Arnold Tillman, Jr., chairman of our board of directors and chief executive officer of SouthernBank Holdings, purchased one share of our common stock at a price of $10.00. We will redeem this share for $10.00 upon the issuance of shares in this offering. The number of shares shown as outstanding after giving effect to this offering, and the book value of those shares, do not include shares of our common stock issuable upon the exercise of warrants that will be granted to our organizers or stock options that may be granted under our stock option plan. For additional information regarding the number and terms of those warrants and options, see "Description of SouthernBank Holdings' Capital Stock - Organizers' Warrants" on
page   and "Executive Compensation - Stock Option Plan" on page   .



                                                          ACTUAL      AS ADJUSTED
                                                         --------     -----------
SHAREHOLDERS' EQUITY
Preferred stock, par value $1.00 per share;
  10,000,000 shares authorized; no shares issued and
  outstanding.......................................     $    -0-     $       -0-
Common stock, par value $1.00 per share; 100,000,000
  shares authorized; one share issued and
  outstanding; 1,250,000 shares issued and
  outstanding as adjusted...........................            1       1,250,000
Additional paid-in capital(1).......................        5,509      10,279,000
Accumulated deficit during development stage........      (88,444)(2)    (380,500)(3)
Total shareholders' equity..........................     $(82,934)    $11,148,500
                                                         ========     ===========
Book value per share(4).............................          N/A     $      8.92
                                                         ========     ===========


---------------

(1) The expenses of the offering will be charged against additional paid-in capital. We estimate that the offering expenses will be $981,500, which includes $846,500 in underwriting discounts and $135,000 in other offering expenses, including legal, accounting and printing expenses and registration fees.
(2) This deficit reflects pre-opening expenses incurred through December 31, 1999, consisting primarily of salaries, employee benefits and legal and consulting fees.

(3) The "As Adjusted" accumulated deficit results from estimated organizational and pre-opening expenses of $380,500 incurred through SouthernBank's target opening date in May 2000. Actual organizational and pre-opening expenses may be higher and may therefore increase the deficit accumulated during the pre-opening stage and further reduce shareholders' equity.

(4) After giving effect to the receipt of the net proceeds from this offering, there is an immediate dilution in the book value per share of $1.08, resulting from recognition of organizational and pre-opening expenses and charging the offering expenses against our paid-in capital.

                                   DIVIDENDS

      We will initially have limited sources of income other than dividends paid by SouthernBank. Our ability to pay dividends to our shareholders will therefore depend largely on SouthernBank's ability to pay dividends. In the future, we may begin income-producing operations independent from those of SouthernBank, which may provide alternative sources of income from which we may pay dividends. However, we can give you no assurance as to when, if at all, these operations may begin or whether they will be profitable.

      Bank holding companies and national banks are both subject to significant regulatory restrictions on the payment of cash dividends. In light of these restrictions and the need for SouthernBank Holdings and SouthernBank to retain and build capital, our boards of directors plans to reinvest earnings for the period of time necessary to support successful operations. As a result, we do not plan to pay dividends until we recover any losses incurred and become profitable. Our future dividend policy will depend on our earnings, capital requirements and financial condition and on other factors that our board of directors considers relevant.

      Regulatory authorities may determine, under circumstances relating to the financial condition of SouthernBank Holdings or SouthernBank, that the payment of dividends would be an unsafe or unsound practice and may prohibit dividend
payment. See "Supervision and Regulation - Payment of Dividends" on page   .

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                 OF FINANCIAL CONDITION AND PLAN OF OPERATIONS

GENERAL


      SouthernBank Holdings was organized on July 13, 1999 to serve as a holding company for SouthernBank. Since it was organized, SouthernBank Holdings' main activities have been:


      -  seeking, interviewing and selecting its directors;

      -  preparing its business plan;

      -  applying for a national bank charter;

      -  applying for FDIC deposit insurance;

      -  applying to become a bank holding company; and

      -  raising equity capital through this offering.


      Since July 13, 1999, our operations have been, and will continue to be, funded through a line of credit from The Bankers Bank. The total amount available on the line of credit is $750,000, of which approximately $120,000 was outstanding at December 31, 1999. This loan has been guaranteed by our organizers, bears interest at 1.0% less than the prime rate as published in the Money Rates section of The Wall Street Journal, and is due on June 28, 2000. We plan to repay the line of credit after the close of the offering using a portion
of the proceeds of this offering. See "Use of Proceeds" on page   .


FINANCIAL RESULTS


      From July 13, 1999 through December 31, 1999, our net loss amounted to $88,444. The estimated net loss for the period from July 13, 1999 through May 2000, the anticipated opening date of SouthernBank, is $380,500 which is attributable to the following estimated expenses:



Officer compensation........................................  $117,500
Legal, consulting and professional fees.....................    68,000
Equipment and occupancy expenses............................    23,000
Other pre-opening expenses..................................   172,000
                                                              --------
          Total.............................................  $380,500
                                                              ========



      Our organizers will be issued up to an aggregate of 227,500 warrants in connection with this offering. Once issued, these warrants will be treated as common stock for purposes of SouthernBank Holdings' earnings per share calculation. Therefore, as the warrants are issued, SouthernBank Holdings' earnings per share may be diluted. See "Description of SouthernBank Holdings'
Capital Stock -- Organizer Warrants" on page      .


      SouthernBank Holdings' financial statements and related notes, which are included in this prospectus, provide additional information relating to the discussion of its financial condition. See "Index to Financial Report" on page F-1.


OFFICES



      Land South Properties, LLC, a real estate development company owned by two of our organizers, entered into an agreement to purchase an approximately 1.2 acre lot located adjacent to the Mall of Georgia on Highway 20 in the Mill Creek area of northern Gwinnett County for a purchase price of approximately $857,000. The property will be the site for our main office, which is expected to have approximately 7,000 square feet of office space. Construction of the permanent facility is expected to begin in the third quarter of 2000. Land South will assign its rights under the agreement to SouthernBank and will receive $10.00 as consideration for the assignment. To pay for the property, SouthernBank has established a line of credit with The Bankers Bank for an amount up to $860,000. The line of credit is guaranteed by our organizers, bears interest at 1.0% less than the prime rate as published in the Money Rates section of The Wall Street Journal, and is due on June 30, 2000. Costs of constructing our permanent facility are estimated at $1,143,000, and will be paid by SouthernBank after it
is capitalized. See "Our Proposed Business -- Offices" on page      and "Related
Party Transactions" on page      .



      Until our permanent facility is completed, we plan to conduct our operations in a temporary facility located approximately 2.6 miles from the site of our permanent facility, and within our primary service area. The lease term for our temporary facility will be for a term of 15 months from the date of occupancy. SouthernBank will pay monthly rent in the amount of $2,600 for the temporary facility. We expect to be open for business in our temporary facility in the second quarter of 2000.


LIQUIDITY AND INTEREST RATE SENSITIVITY

      Since SouthernBank Holdings has been in the development stage, there are no results to present at this time. Nevertheless, once SouthernBank begins operations, net interest income, its primary source of earnings, will fluctuate with significant interest rate movements. To lessen the impact of these margin swings, we intend to structure the balance sheet so we will have regular opportunities to "reprice" or change the interest rates on SouthernBank's interest-bearing assets and liabilities. Imbalance in these repricing opportunities at any point in time constitutes interest rate sensitivity.

      Interest rate sensitivity refers to the responsiveness of interest-bearing assets and liabilities to change in market interest rates. The rate sensitive position, or gap, is the difference in the volume of rate sensitive assets and liabilities at a given time interval. The general objective of gap management is to actively manage rate sensitive assets and liabilities in order to reduce the impact of interest rate fluctuations on the net interest margin. We will generally attempt to maintain a balance between rate sensitive assets and liabilities as the exposure period is lengthened to minimize overall interest rate risks.

      We will regularly evaluate our balance sheet's asset mix in terms of several variables:

      -  yield;

      -  credit quality;

      -  appropriate funding sources; and

      -  liquidity.

      To effectively manage the balance sheet's liability mix, we plan to focus on expanding our deposit base and converting assets to cash as necessary.

      As SouthernBank continues to grow, we will continuously structure its rate sensitivity position in an effort to hedge against rapidly rising or falling interest rates. SouthernBank's asset/liability and investment management committee will meet on a quarterly basis to develop a strategy for the upcoming period.

      Liquidity represents the ability to provide steady sources of funds for loan commitments and investment activities, as well as to maintain sufficient funds to cover deposit withdrawals and payment of debt and operating obligations. SouthernBank can obtain these funds by converting assets to cash or by attracting new deposits. SouthernBank's ability to maintain and increase deposits will serve as its primary source of liquidity.

      Other than this offering, we know of no trends, demands, commitments, events or uncertainties that should result in, or are reasonably likely to result in, SouthernBank's or SouthernBank Holdings' liquidity increasing or decreasing in any material way in the foreseeable future.

CAPITAL ADEQUACY

      There are now two primary measures of capital adequacy for banks and bank holding companies: (1) risk-based capital guidelines and (2) the leverage ratio.

      The risk-based capital guidelines measure the amount of a bank's required capital in relation to the degree of risk perceived in its assets and its off-balance sheet items. Under the risk-based capital guidelines, capital is divided into two "tiers." Tier 1 capital consists of common shareholders' equity, noncumulative and cumulative perpetual preferred stock and minority interests. Goodwill is subtracted from the total. Tier 2 capital consists of the allowance for loan losses, hybrid capital instruments, term subordinated debt and intermediate term preferred stock. Banks are required to maintain a minimum risk-based capital ratio of 8.0%, with at least 4.0% consisting of Tier 1 capital.

      The second measure of capital adequacy relates to the leverage ratio. The OCC has established a 3.0% minimum leverage ratio requirement. The leverage ratio is computed by dividing Tier 1 capital into total assets. In the case of SouthernBank and other banks that are experiencing growth or have not received the highest regulatory rating from their primary regulator, the minimum leverage ratio should be 3.0% plus an additional cushion of at least 1.0% to 2.0%, depending upon risk profiles and other factors.

      We believe that the net proceeds of this offering will satisfy our capital requirements for at least the next 24 months following the opening of SouthernBank. Accordingly, we do not anticipate that it will be necessary to raise additional funds to operate SouthernBank Holdings or SouthernBank for at least the next 24 months after SouthernBank opens. All anticipated material expenditures for this period have been identified and provided for out of the proceeds of this offering. For additional information about planned
expenditures, see "Use of Proceeds" on page   . For additional information about
our plan of operations, see "Our Proposed Business" on page   .

                             OUR PROPOSED BUSINESS

BACKGROUND


      SouthernBank Holdings. SouthernBank Holdings was incorporated as a Georgia corporation on July 13, 1999 to serve as a bank holding company for SouthernBank. On March 31, 2000 we applied to the Federal Reserve and the Georgia Department of Banking and Finance for approval to capitalize SouthernBank. Upon receiving all necessary regulatory approvals, we will become a bank holding company within the meaning of the Bank Holding Company Act when we purchase SouthernBank's common stock. We plan to use $8,500,000 of the net proceeds of this offering to capitalize SouthernBank. In return, SouthernBank will issue all of its common stock to us, and we will be its sole shareholder. Initially, SouthernBank will be our sole operating subsidiary. See "Supervision
and Regulation - General" on page                .


      SouthernBank Holdings has been organized to make it easier for SouthernBank to serve its future customers. The holding company structure provides flexibility for expanding our banking business by allowing us to expand into other banking related services, make potential future acquisitions of other financial institutions and invest additional capital into SouthernBank. A holding company structure will make it easier for us to raise capital for SouthernBank because we will be able to issue securities without the need for prior banking regulatory approval, and the proceeds of debt securities issued by the holding company can be invested in the bank as primary capital.


      SouthernBank. On November 17, 1999, our organizers filed applications on behalf of SouthernBank with the OCC to organize as a national bank and with the FDIC to obtain insurance for SouthernBank's deposits. SouthernBank will not be authorized to conduct its banking business until it obtains a charter from the OCC. The issuance of the charter will depend, among other things, upon SouthernBank's receipt of at least $8,500,000 in capital from SouthernBank Holdings and upon compliance with other standard conditions expected to be imposed by the OCC. These conditions are generally designed to familiarize SouthernBank with national bank operating requirements and to prepare it to begin business operations. The OCC requires that a new national bank obtain a charter and open for business within 18 months after receipt of its preliminary approval from the OCC. SouthernBank received preliminary approval of its charter application from the OCC on March 15, 2000 and approval of its FDIC deposit insurance application on March 17, 2000. However, SouthernBank is awaiting final approval from the OCC and receipt of a charter. We expect that SouthernBank will receive all regulatory approvals and open for business in the second quarter of 2000. However, if we are unable to receive final approval for SouthernBank to begin banking operations by September 15, 2001, we anticipate that we will seek shareholder approval for the dissolution and liquidation of SouthernBank Holdings. Upon dissolution, we will distribute to shareholders the proceeds of the offering, less all expenses incurred by us, including the expenses of this offering and our organization and pre-opening expenses.


MARKET OPPORTUNITIES


      Primary Service Area. Situated approximately 35 minutes from downtown Atlanta, our primary service area will consist of the 12-mile radius surrounding our main office located adjacent to the Mall of Georgia on Georgia Highway 20 in the Mill Creek area of northern Gwinnett County. Accordingly, our primary service area will include the communities of Buford, Dacula, Lawrenceville, Lilburn, Sugar Hill and Suwanee in Gwinnett County, as well as the communities of Flowery Branch in Hall County and Braselton in Jackson County.



      With our proposed main office location adjacent to the 1.7 million square foot Mall of Georgia, the largest shopping mall in the state according to Georgia Trend Magazine, we believe that our physical location will provide us with an opportunity to successfully expand and grow our banking operations. Thus far, the recently opened mall has attracted over 170 retailers and restaurant operators to the heart of our primary service area, and is expected to draw additional business interests into northern Gwinnett County. By strategically placing our main office in the center of this development, we believe that we will be able to capitalize on the influx of new residents and businesses locating to the area, as well as the core residents and businesses already established in our market.

      Population. The communities that represent our primary service area have experienced substantial population growth over the past several decades. During the period from 1990 to 1999, the U.S. Census Bureau estimates that Gwinnett County had the largest population increase of any county in the nation. According to estimates of CACI Marketing Systems, the population for our primary service area was 360,086 in 1999, representing an increase of 60.9% from 1990. CACI further expects the area to continue its rapid growth, projecting a population increase of 21.7% for the period from 1999 to 2004. This growth in population has also fueled a comparable demand for housing. For example, the Atlanta Regional Commission estimates that 69,200 housing units were constructed from 1990 to 1999, increasing the number of housing units in Gwinnett County by 50.3%. Additionally, CACI projects the number of households within our primary service area to increase from 129,581 in 1999 to 160,263 by 2004. Accordingly, we believe that this increase in population will provide significant deposit base growth for our targeted market area, as well as a strong demand for consumer, commercial and real estate-related loans and services.


      Industry, Labor and Employment. Job growth has played an important role in facilitating the population growth in Gwinnett County. According to the Georgia Department of Labor, an estimated 103,058 jobs have been created in Gwinnett County since 1990, an increase of 49.9%. According to the Gwinnett Chamber of Commerce, more than 20,000 businesses are located in Gwinnett County, with approximately 20% of the Fortune 500 companies, more than 480 high-tech firms, and more than 270 international firms conducting operations in the county. With nearly 60% of the residents in Gwinnett County being between the ages of 25 and 64, and nearly one third of the county's residents over age 25 having earned at least a bachelor's degree, we believe that Gwinnett County's large, well-educated labor pool has helped attract these employers to the county, and will continue to attract additional employers to the area.


      Gwinnett County's employment base is highly diversified, representing the service, retail trade, manufacturing, wholesale trade and construction industries. According to the Georgia Department of Labor, the service industry represents the largest employment sector, providing 29.2% of Gwinnett County's jobs, followed by retail trade at 22.0%, manufacturing and wholesale trade, each at 14.4%, and construction at 7.0%.

      According to the Gwinnett Chamber of Commerce, the largest private sector employers in Gwinnett County are Lucent Technologies and Scientific-Atlanta. Gwinnett County's top ten employers are listed below and illustrate the diversification of business and trade in the area.

GWINNETT COUNTY'S TOP TEN EMPLOYERS              TOTAL EMPLOYEES      INDUSTRY
-----------------------------------              ---------------   ---------------
Gwinnett County Public Schools.................      11,239        Education
Lucent Technologies............................       3,500        Technology
Scientific-Atlanta.............................       3,375        Technology
Gwinnett County Government.....................       3,091        Public Service
Gwinnett Health System.........................       2,400        Health Care
Ciba Vision Corporation........................       1,600        Health Products
Primerica Financial Services...................       1,550        Financial
Motorola.......................................       1,400        Manufacturing
Ikon Office Solutions..........................       1,300        Retail Trade
Boeing North American..........................       1,200        Manufacturing

      Gwinnett County also presently enjoys a low rate of unemployment. According to the Georgia Department of Labor, Gwinnett County's 1999 unemployment rate was estimated at 2.4%, well below Georgia's estimated unemployment rate of 3.8% and the national estimated unemployment rate of 4.2%. The estimated median household income for our primary service area, according to CACI, was $62,501 in 1999, and is projected to grow to $76,403 by 2004. The median household income in our primary service area compares favorably with the median income for all households in the United States, which was $38,885 in 1998, and the median income for all households in Georgia, which was $36,553 in 1998, according to the U.S. Census Bureau.


      We believe that our primary service area presents a growing and diversified economic environment that will support SouthernBank's formation. By positioning ourselves as a community bank focused on serving the needs of the citizens and businesses located within Gwinnett County, we believe that we will be successful within this growing economy.

      Competition. According to the FDIC, bank and thrift deposits in Gwinnett County grew from approximately $3.8 billion in June 1996 to more than $5.4 billion in June 1999. This growing deposit base is primarily controlled by large national and super-regional banks, which include Bank of America, Wachovia, SunTrust and First Union. Although most of these large financial institutions are well established in the county, local community banks have been successful in competing for deposits. According to the FDIC, the following trends occurred in Gwinnett County deposit market share from June 1996 to June 1999:

      - Total deposits for the large national and super-regional banks described above grew 15.7%, compared to 34.1% growth in the overall deposit market.

      - The slower relative growth of these large banks results in their combined relative deposit market share falling from 65.3% to 56.3%.

      - Five community banks based in Gwinnett County and operating in the service area during the entire three-year period from June 1996 to June 1999 experienced total deposit growth of 69.0%. These banks include The Brand Banking Company, Peoples Bank & Trust, First Capital Bank, Eastside Bank & Trust Company and Quantum National Bank.

      - These five community banks increased their combined relative deposit market share from 12.0% to 15.1%.

      Our primary service area represents a subset of the overall Gwinnett County market and includes the communities of Buford, Dacula, Lawrenceville, Lilburn, Sugar Hill and Suwanee. Additionally, our primary service area extends to encompass Flowery Branch in Hall County and Braselton in Jackson County. According to the FDIC, bank and thrift deposits in these communities totaled more than $3.1 billion in June 1999. Bank of America, Wachovia, SunTrust and First Union control 55.0% of the deposits in our primary service area, and Atlanta-based Premier Bancshares (now BB&T) holds an additional 10.4% of the deposits. Local banks with a significant presence include Peoples Bank & Trust at 5.8%, The Brand Banking Company at 5.0%, Quantum National Bank at 2.3% and Tucker Federal Bank at 2.2%. No other community bank holds more than 2.0% of the deposits in our primary service area.

      We will compete directly with many of the institutions previously named. Additionally, we anticipate further competition as existing institutions in the market expand their branch networks or as institutions from other markets branch into our primary service area. Since 1996, one additional community banks has opened and two are presently organizing in Gwinnett County. Gwinnett Banking Company opened in October 1997 in Lawrenceville, approximately 10 miles from our proposed main office. Two other groups are also presently organizing banks in the Lawrenceville community. Although community banks and thrifts operating within our market area will compete with SouthernBank for banking products and services, as of the date of this prospectus, none of them has a branch office within the Mill Creek area.

      We recognize that most of our competitors have substantially greater resources and lending limits than SouthernBank will have and provide other services, such as extensive and established branch networks and trust services, that SouthernBank does not expect to provide initially. As a result of these competitive factors, SouthernBank may have to pay higher interest rates to attract depositors or extend credit with lower interest rates to attract borrowers. However, we will attempt to minimize these competitive facts and attract new banking relationships by offering our customers a personalized approach to banking. For example, we intend to differentiate SouthernBank from our competitors primarily through our active calling programs for directors and employees, our involvement in the communities we serve, the quality and experience of our staff and our convenient location near the Mall of Georgia.


      We also believe that recent acquisitions of several local banks in the metropolitan Atlanta market, including BB&T's acquisition of Premier Bancshares, may diminish the quality of banking services available to small- and medium-sized businesses and consumers in the market. Further consolidation is likely to create additional opportunities for community banks to capture deposits and other banking business from affected customers who may be dissatisfied with their new financial institutions.

PHILOSOPHY AND STRATEGY

      SouthernBank's philosophy will be to deliver aggressive customer service that will create a banking experience that will motivate our customers to tell others about SouthernBank. SouthernBank has adopted this philosophy in order to attract customers and acquire market share now controlled by other financial institutions in its primary service area. Accordingly, to carry out our philosophy we have developed a business strategy involving the following key elements:

      - Sales and Service-Oriented Employees. We will strive to hire highly trained and seasoned key employees, preferably with existing customer relationships established through prior banking experience. By hiring key employees with established customer relationships, SouthernBank will be able to grow more rapidly than if we hired individuals who required more time to develop a sufficient customer base. We also plan to cross-train our staff to answer questions about all of our products and services so that the first employee a customer encounters can not only resolve all of the customer's banking-related questions, but can also suggest products and services that may be of interest to the customer.

      - Experienced Senior Management. SouthernBank's senior management possesses extensive experience in the banking industry. For example, SouthernBank's principal executive officer, M. Lauch McKinnon, has over 20 years of banking and banking-related experience, and the bank's principal financial officer, Rita B. Gray, has 30 years of banking experience. In addition, we plan to hire an experienced senior lending officer with established business contacts in SouthernBank's primary
         service area. See "Management" on page   .

      - Call Program. To promote SouthernBank, we will implement an active call program involving all of our officers, directors and employees. The purpose of this call program will be to visit prospective customers, to describe SouthernBank's products and services and to invite them to do business with us. The results and productivity of our mandatory call program will be monitored by our board of directors, with specific goals required of our officers and directors.

      - Individual Customer Focus. We will focus on providing individualized service and attention to our target customers, which may include individuals and small- to medium-sized businesses. As our employees, officers and directors become familiar with our customers, we will be able to respond to credit requests quickly and be more flexible in approving loans based on collateral quality and personal knowledge of the customer's needs.

      - Local Decision Making. We plan to position SouthernBank as a locally-owned, community bank focused on being more responsive to customer requests and to the banking needs of individuals and businesses within the communities we serve.


      - Community-Oriented Board of Directors. A majority of the members of our board of directors are residents of, or individuals operating businesses in, the Gwinnett County area. Consequently, we believe our board members will be sensitive and responsive to the needs of the communities we serve. Additionally, our board of directors represents a wide array of business experience and community involvement, and, as a result, we expect that our directors will bring substantial business and banking contacts to SouthernBank.

      - Highly Visible Site. SouthernBank's main office location, adjacent to the Mall of Georgia in the Mill Creek area of northern Gwinnett County, is highly visible and easily accessible from Georgia Highway 20 and Interstate Highways 85 and 985. As a result, we believe that our location will enhance SouthernBank's ability to compete successfully.

      - Marketing and Advertising. We plan to promote SouthernBank and to develop its image as a community-oriented bank with an emphasis on quality service and personal contact. We will also use media services such as local newspapers, drive-time radio, direct mail campaigns and television to promote its products and services. Additionally, we plan to sponsor community activities on an ongoing basis.

      - Offer Fee-Generating Products and Services. SouthernBank's range of services, pricing strategies, interest rates paid and charged, and hours of operation will be structured to attract its target customers and increase its market share. SouthernBank will offer creative loan services to small businesses, professionals, entrepreneurs and consumers superior loan services while charging appropriate fees for such services and using technology and engaging third-party service providers to perform some functions at a lower cost to increase fee income. Further, since our staff will be trained to suggest products and services that may be of interest to our customers, we expect our sales and service-oriented culture to help grow SouthernBank's market share and increase fee income.

      - Capitalize on the Trend Toward Consolidation. We believe that consolidation in the banking industry will continue, resulting in many individuals and small- to medium-sized businesses being dissatisfied with the upheaval in their banking relationships. We expect to capitalize on continued industry consolidation. By positioning ourselves as a community bank that is interested in delivering unparalleled personal service, we believe that we will draw many of those dissatisfied customers to us.

LENDING SERVICES

      Lending Policy. SouthernBank is being established to support the communities in Gwinnett County, as well as the portions of Hall and Jackson Counties that fall within the bank's primary service area. Consequently, SouthernBank will aggressively seek opportunities to lend money to creditworthy borrowers in this geographic area. SouthernBank will emphasize commercial loans to small- and medium-sized businesses and professional concerns, as well as real estate-related loans, including construction and acquisition and development loans for residential and commercial properties, and primary and secondary mortgage loans for the acquisition or improvement of personal residences. SouthernBank will also emphasize consumer loans to individuals.


      SouthernBank intends to maintain a balanced loan portfolio. Our strategy will vary from time to time based on the business cycle, economic forecasts and available interest rate spreads. While there may be adjustments based on changing economic conditions, SouthernBank's initial plan is to have its loan portfolio be comprised of the following:


LOAN CATEGORY                                                 RATIO
-------------                                                 -----
Commercial loans to small- and medium-sized businesses......  40%
Real estate-related loans...................................  35%
Consumer loans..............................................  25%


      SouthernBank plans to avoid concentrations of loans to a single industry or based on a single type of collateral. SouthernBank will not make loans secured by restricted stock or property held in trust for a minor, loans to enable a borrower to speculate in the futures market, single payment loans with a maturity of longer than one year, or loans to borrowers currently classified as doubtful or substandard. In addition, SouthernBank will not make loans to political candidates for campaign expenses or loans on which interest is capitalized, unless additional security is taken by the bank. Further, SouthernBank will avoid loans secured by an assignment against an undistributed estate, loans to borrowers who have previously declared bankruptcy, the origination of mortgage loans secured by property outside of the bank's primary service area, and loans dependent upon borrowing from other sources for repayment, except for certain construction loans. Additionally, unless guaranteed by a government agency, SouthernBank will avoid crop loans dependent upon successful marketing of the crop and working capital loans to new enterprises dependent upon the profitable operation of the new enterprise.



      To address the risks inherent in making loans, SouthernBank will maintain an allowance for loan losses based on, among other things, management's previous experience with similar loan portfolios, an evaluation of the bank's loan loss experience, the amount of past due and nonperforming loans, current and anticipated economic changes and the values of loan collateral. Based upon these factors, SouthernBank's management will make various assumptions and judgments about the ultimate collectibility of the loan portfolio and provide an allowance for potential loan losses based upon a percentage of the outstanding balances and for specific loans. However, because there are risks that cannot be precisely quantified, management's judgment of the appropriate loan loss allowance is only an approximation and may be over or understated. The adequacy and methodology of our allowance for loan losses will be subject to regulatory examination and compared to a peer group of financial institutions identified by regulatory agencies.



      Loan Approval and Review. SouthernBank's loan approval policies will provide for various levels of officer lending authority. When the amount of total loans to a single borrower exceed the Senior Loan Officer's lending authority of $150,000, the loan request must be approved by the Chief Executive Officer as well. If the loan request exceeds the Chief Executive Officer's lending limit, which is $250,000, the loan must be approved by SouthernBank's loan committee. Loan requests in excess of $1,200,000 must be approved by SouthernBank's board of directors. In addition, loan requests from borrowers outside of SouthernBank's primary service area, or loans that will be secured by collateral located outside of SouthernBank's primary service area, must be approved by the bank's loan committee. SouthernBank will not make any loans to any of our directors or executive officers unless a majority of its disinterested board members approve the loan, the terms of the loan are no more favorable than would be available to an unaffiliated applicant similarly situated, and the loan otherwise complies with applicable law.



      Lending Limits. SouthernBank's lending activities will be subject to a variety of lending limits imposed by law. Differing limits apply in some circumstances based on the type of loan or the nature of the borrower, including the borrower's relationship to SouthernBank. In general, however, SouthernBank will be able to loan any one borrower a maximum amount equal to either: (1) 15.0% of its capital and surplus or (2) 25.0% of its capital and surplus if the excess over 15.0% is within federal guidelines, which provide an exception to the 15.0% limit for some types of secured debt. Based on its proposed minimum capitalization and projected pre-opening expenses, SouthernBank's initial lending limit will be approximately $1,200,000 for loans not fully secured plus an additional $800,000, or a total of approximately $2,000,000, for loans that meet the federal guidelines. These statutory limits will increase or decrease as SouthernBank's capital increases or decreases as a result of its earnings or losses, among other reasons. However, SouthernBank may sell participations in its loans to other financial institutions in order to meet all of the lending needs of loan customers.


      Credit Risks. The principal economic risk associated with each category of loans that SouthernBank expects to make is the creditworthiness of the borrower. Borrower creditworthiness is affected by general economic conditions and the strength of the services and retail market segments. General economic factors affecting a borrower's ability to repay include interest, inflation and employment rates, as well as other factors affecting a commercial borrower's customers, suppliers and employees.


      The risks associated with commercial loans depend upon various economic factors, including the strength of the economy in our primary service area, and the ability of our commercial borrowers to evaluate and properly respond to changing economic conditions. Well-established financial institutions are likely to make proportionately more loans to large-sized businesses than SouthernBank will make. Accordingly, many of SouthernBank's anticipated commercial loans will likely be made to small- to medium-sized businesses that may be less able to withstand competitive, economic and financial pressures than larger borrowers. In addition, because payments on loans secured by commercial property generally depend primarily on the results of operations and management of the properties, repayment of such loans may be subject to greater collection risk as a result of adverse conditions in the real estate market or the economy.


      With respect to real estate loans generally, the ability of a borrower to repay a real estate loan will depend upon a number of economic factors, including employment levels and fluctuations in the value of real estate. In the case of a real estate purchase loan, the borrower may be unable to repay the loan at the end of the loan term and may thus be forced to refinance the loan at a higher interest rate, or, in some cases, the borrower may default as a result of an inability to refinance the loan. In either case, the risk of nonpayment by the borrower is increased. In the case of a real estate construction loan, there is generally no income from the underlying property during the construction period, and the developer's personal obligations under the loan are typically limited. Each of these factors increases the risk of nonpayment by the borrower. SouthernBank will also face additional credit risks to the extent that it engages in adjustable rate mortgage loans. In the case of an adjustable rate mortgage loan, as interest rates increase, the borrower's required payments increase, thus increasing the potential for default. The marketability of all real estate loans, including adjustable rate mortgage loans, is also generally affected by the prevailing level of interest rates.

      Consumer loans generally involve more credit risks than other loans because of the type and nature of the underlying collateral or because of the absence of any collateral. Consumer loan repayments depend on the borrower's continuing financial stability and are likely to be adversely affected by, among other things, job loss, divorce and illness. Furthermore, the application of various federal and state laws, including federal and state bankruptcy and insolvency laws, may limit the amount which can be recovered on such loans in the case of default. In most cases, any repossessed collateral will not provide an adequate source of repayment of the outstanding loan balance. Although the underwriting process for consumer loans includes a comparison of the value of the security, if any, to the proposed loan amount, SouthernBank cannot predict the extent to which the borrower's ability to pay, and the value of the security, will be affected by prevailing economic and other conditions.


      Commercial Loans. A primary component of SouthernBank's loan portfolio will be loans for commercial purposes. The terms of these loans will vary by purpose and by type of underlying collateral, if any. SouthernBank will typically make equipment loans for a term of five years or less at fixed or variable rates, with the loan fully amortized over a term not to exceed the useful life of the equipment. Equipment loans generally will be secured by the financed equipment, and the ratio of the loan principal to the value of the financed equipment or other collateral will generally be 75.0% or less. Loans to support working capital will typically have terms not exceeding one year, variable interest rates based on the prime interest rate. Additionally, these working capital loans will generally be secured by accounts receivable, inventory, or other appropriate collateral, as well as personal guarantees of the principals of the business. For loans secured by accounts receivable or inventory, principal will typically be repaid as the assets securing the loan are converted into cash, and for loans secured with other types of collateral, principal will typically be due at maturity. The quality of the commercial borrower's management and its ability both to evaluate properly changes in the supply and demand for its products and services and to respond effectively to such changes are significant factors in a commercial borrower's creditworthiness.


      Real Estate Loans. SouthernBank will make commercial real estate loans, construction and acquisition and development loans, and residential real estate loans. These loans will include some commercial loans where SouthernBank will take a security interest in real estate out of an abundance of caution and not as the principal collateral for the loan, but will exclude home equity loans, which are classified as consumer loans.

      - Commercial Real Estate. Commercial real estate loan terms generally will be limited to five years or less, although payments may be structured on a longer amortization basis. Interest rates may be fixed or adjustable with an origination fee generally being charged on each loan funded.

         The interest rate on commercial real estate loans will generally be adjusted every 12 months or at maturity. We will attempt to reduce credit risk on our commercial real estate loans by emphasizing loans on owner-occupied office and retail buildings where the ratio of the loan principal to the value of the collateral as established by independent appraisal, does not exceed 80.0% and net projected cash flow available for debt service equals 115.0% of the debt service requirement. In addition, SouthernBank may require personal guarantees from the principal owners of the property supported by a review by SouthernBank's management of the principal owners' personal financial statements. Risks associated with commercial real estate loans include fluctuations in the value of real estate, new job creation trends, tenant vacancy rates and the quality of the borrower's management. SouthernBank will limit its risk by analyzing the borrower's cash flow and collateral value on an ongoing basis.



      - Construction and Acquisition and Development Loans. Construction and acquisition and development loans will be made both on a pre-sold and speculative basis. If the borrower has entered into an agreement to sell the property prior to beginning construction, then the loan is considered to be on a pre-sold basis. If the borrower has not entered into an agreement to sell the property prior to beginning construction, then the loan is considered to be on a speculative basis. Construction and acquisition and development loans are generally made with a term of nine months and interest is paid periodically. The interest rate on construction and acquisition and development loans will be adjusted every six months or at maturity. The ratio of the loan principal to the value of the collateral, as established by independent appraisal, will not generally exceed 75.0%. Additionally, speculative loans will be based on the borrower's financial strength and cash flow position. Loan proceeds will be disbursed based on the percentage of completion and only after the project has been inspected by an experienced construction lender or appraiser. Risks associated with construction loans include fluctuations in the value of real estate and new job creation trends.


      - Residential Real Estate. SouthernBank's residential real estate loans will consist of residential first and second mortgage loans and residential construction loans. SouthernBank will offer fixed and variable rates on our mortgages with the amortization of first mortgages being three years or greater. These loans will be made consistent with SouthernBank's appraisal policy and with the ratio of the loan principal to the value of collateral, as established by independent appraisal, generally not to exceed 80.0%. We expect these loan-to-value ratios will be sufficient to compensate for fluctuations in real estate market value and to minimize losses that could result from a downturn in the residential real estate market. Immediately upon opening, SouthernBank plans to open a mortgage department to process home loans, which will allow it to originate long term mortgage loans. We do not intend to hold long-term mortgage loans in SouthernBank's loan portfolio. These loans will be approved based upon commitments from end lenders, and will be sold to these lenders after closing.


      Consumer Loans. SouthernBank will make a variety of loans to individuals for personal, family and household purposes, including secured and unsecured installment and term loans, home equity loans and home equity lines of credit. Consumer loan repayments depend upon the borrower's financial stability and are more likely to be adversely affected by divorce, job loss, illness and personal hardships. Because many consumer loans are secured by depreciable assets such as boats, cars, and trailers, the loan should be amortized over the useful life of the asset. We will generally require that the borrower be employed for at least 12 months prior to obtaining the loan. The loan officer will review the borrower's past credit history, past income level, debt history and, when applicable, cash flow to determine the impact of all of these factors on the borrower's ability to make future payments as agreed. Consumer loans will generally be made with a fixed rate of interest. However, home equity lines of credit will be made with a variable rate of interest based on the prime interest rate.

INVESTMENTS


      In addition to loans, SouthernBank will make other investments primarily in obligations of the United States or obligations guaranteed as to principal and interest by the United States and other taxable securities. These investments will include U.S. treasury bills and treasury notes, as well as investments in securities of federally sponsored agencies, such as Federal Home Loan Bank bonds. In addition, SouthernBank may also invest in federal funds, negotiable certificates of deposit, banker's acceptances, mortgage backed securities, corporate bonds and municipal or other tax-free bonds. No investment in any of those instruments will exceed any applicable limitation imposed by law or regulation. The asset/liability and investment management committee will review the investment portfolio on an ongoing basis in order to ensure that the investments conform to our policy as set by our board of directors.



ASSET AND LIABILITY MANAGEMENT



      The asset/liability and investment management committee will manage SouthernBank's assets and liabilities and will strive to provide an optimum and stable net interest margin, a profitable after-tax return on assets and return on equity and adequate liquidity. The committee will conduct these management functions within the framework of written loan and investment policies that SouthernBank has adopted. The committee will attempt to maintain a balanced position between rate sensitive assets and rate sensitive liabilities. Specifically, it will chart assets and liabilities on a matrix by maturity, effective duration and interest adjustment period and attempt to manage any gaps in maturity ranges.



DEPOSIT SERVICES


      We will seek to establish solid core deposits, including checking accounts, money market accounts, a variety of certificates of deposit and IRA accounts. To attract deposits, we will employ an aggressive marketing plan in our primary service area and will feature a broad product line and competitive services. The primary sources of deposits will be residents of, and businesses and their employees located in, our primary service area. We plan to obtain these deposits through personal solicitation by our directors, officers and employees, direct mail solicitations and advertisements published in the local media. In order to attract our initial deposit base, we may offer higher interest rates on various deposit accounts.


OTHER BANKING SERVICES


      Other anticipated banking services include internet banking, debit cards, travelers checks, direct deposit of payroll and social security checks, savings bonds, night depository, collection services, wire transfer services, overdraft protections and automatic drafts for various accounts. SouthernBank plans to become associated with the CIRRUS and Maestro nationwide networks of automated teller machines that its customers will be able to use throughout Georgia and other regions. SouthernBank may offer annuities, mutual funds and other financial services through a third party that has not yet been chosen. SouthernBank also plans to offer Mastercard(R) and VISA(R) credit card services through a correspondent bank as an agent for the bank. SouthernBank will not exercise trust powers during its early years of operation. It may in the future offer a full-service trust department, but cannot do so without the prior approval of the OCC.

      SouthernBank will also offer its targeted commercial customers a courier service that will pick up non-cash deposits from the customer's place of business and deliver them to the bank. We believe that this will be an important service for our customers because SouthernBank will initially have only one location. Additionally, we will market the convenience and advantages of our internet banking services, which will include on-line bill payment, money transfer and cash management services. We believe these internet banking services will encourage customers to retain their total banking relationships with SouthernBank.


EMPLOYEES


      When it begins operations, SouthernBank will have approximately 12 full-time employees. We do not expect SouthernBank Holdings to have any employees who are not also employees of SouthernBank.

OFFICES



      SouthernBank's main office will be located adjacent to the Mall of Georgia on Georgia Highway 20, in the Mill Creek area of northern Gwinnett County. After considering a number of sites within the Mill Creek area, Land South Properties, LLC, a real estate development company owned by two of our organizers, entered into an agreement to purchase the proposed site for SouthernBank's main office for a purchase price of approximately $857,000, or $16.00 per square foot. The purchase price resulted from arms-length negotiations between Land South and Mall Developers, LLC, the owner of the property, and was based on comparable transactions in the area surrounding the Mall of Georgia which ranged from $15.50 to $21.00 per square foot. Land South will assign its rights under the agreement to SouthernBank and will receive $10.00 as consideration for the
assignment. See "Related Party Transactions" on page   . To pay for the
property, SouthernBank has established a line of credit with The Bankers Bank for an amount up to $860,000. The line of credit is guaranteed by our organizers, bears interest at 1.0% less than the prime rate, as published in the Money Rates section of The Wall Street Journal, and is due on June 30, 2000.



      Construction of our main office is expected to begin in the third quarter of 2000 with completion anticipated to occur in the second quarter of 2001. The building will be approximately 7,000 square feet and will include two vaults, a loan operations area, four teller stations, three drive in windows and one automated teller machine. The estimated construction costs of the building are projected to total $1,143,000.



      SouthernBank's main office location adjacent to the Mall of Georgia will be highly visible, having ample parking and easy accessibility from Georgia Highway 20 and Interstate Highways 85 and 985.



      SouthernBank will operate initially out of a temporary facility located approximately 2.6 miles from the site of the permanent facility, and within our primary service area. The lease rate for the temporary facility will be approximately $2,600 per month for 15 months.


LEGAL PROCEEDINGS

      As of the date of this prospectus, there were no material legal proceedings to which we, or any of our properties, were subject.

                                   MANAGEMENT

GENERAL

      The following table sets forth, for the directors and executive officers of SouthernBank Holdings, (1) their names, addresses and ages at December 31, 1999, (2) their respective positions with us, (3) the number of shares of our common stock they intend to purchase in the offering, (4) the percentage of outstanding shares such number will represent, and (5) the number of shares subject to warrants and options that they will receive when we complete this offering.


                                                                                           PERCENTAGE OF   SHARES SUBJECT TO
                                                                               NUMBER OF    OUTSTANDING       OPTIONS AND
NAME AND ADDRESS                                 AGE       POSITION HELD        SHARES        SHARES           WARRANTS
----------------                                 ---   ---------------------   ---------   -------------   -----------------
CLASS I DIRECTORS:
  (TERM EXPIRING IN 2003)
James O. Andrews                                 48    Director                  25,000         2.0              25,000
  6604 Gaines Ferry Road
  Flowery Branch, Georgia 30542
James E. Hinshaw, Sr.                            73    Director                  10,000         0.8              10,000
  5262 Legends Drive
  Braselton, Georgia 30517
Donald F. Jackson                                35    Director                  17,500         1.4              17,500
  1258 Burnt Hickory Road
  Cartersville, Georgia 30120
CLASS II DIRECTORS:
  (INITIAL TERM EXPIRING IN 2001)
Lewis A. Massey                                  37    Director                   7,500         0.6               7,500
  4060 Blue Iris Hollow
  Norcross, Georgia 30092
Tyler C. McCain                                  31    Director                  35,000         2.8              35,000
  1129 North Highland Avenue
  Atlanta, Georgia 30306
M. Lauch McKinnon                                57    President, Director       25,000         2.0              50,000(1)
  337 Mount Vernon Drive
  Calhoun, Georgia 30701
CLASS III DIRECTORS:
  (INITIAL TERM EXPIRING 2002)
D. Alan Najjar                                   48    Director                   7,500         0.6               7,500
  1835 Vintage Drive
  Snellville, Georgia 30078
D. Arnold Tillman, Jr.                           38    Chief Executive           50,000         4.0              50,000
  4 Attaway Drive                                      Officer, Chairman of
  Cartersville, Georgia 30120                          the Board of
                                                       Directors
Jeffrey S. Tucker                                37    Director                  25,000         2.0              25,000
  5895 Rivoli Drive
  Macon, Georgia 31210
EXECUTIVE OFFICER
Rita B. Gray                                     49    Chief Financial                -           -              10,000(2)
  2029 Shields Road                                    Officer
  Dalton, Georgia 30720
                                                                                -------        ----             -------
All Proposed Directors and Executive Officers                                   202,500        16.2             237,500
  as a Group (10 persons)


---------------

(1) Includes 25,000 shares subject to warrants, and an additional 25,000 shares issuable under an incentive stock option to be granted to Mr. McKinnon if SouthernBank achieves pre-determined performance goals. See "Executive
    Compensation - Employment Agreements" on page      .

(2) Includes 10,000 shares issuable pursuant to an incentive stock option to be granted to Ms. Gray if SouthernBank achieves pre-determined performance
    goals. See "Executive Compensation - Employment Agreements" on page   .

      In addition to the individuals listed in the table above, James H. Daws, an organizer of SouthernBank, intends to purchase 25,000 shares of our common stock in the offering. As an organizer, Mr. Daws will also receive warrants to purchase an additional 25,000 shares of our common stock.


      Each person listed in the table above, with the exception of Mr. McKinnon and Ms. Gray, has been a director of SouthernBank Holdings since July 13, 1999. Mr. McKinnon became a director of SouthernBank Holdings on December 1, 1999. Our directors serve staggered terms, which means that one-third of the directors will be elected each year at our annual meeting of shareholders. The initial term of our Class I directors expired in February 2000. Each Class I director was elected to serve an additional three-year term that will expire in 2003. The initial term of our Class II directors expires in 2001, and the initial term of our Class III directors expires in 2002. Thereafter, each Class II and Class III director will serve for a term of three years. Our officers are appointed by our board of directors and hold office at the will of our board. See "Important Provisions of SouthernBank Holdings' Articles of Incorporation and Bylaws" on
page   .


      Each of our directors listed above is also a proposed director of SouthernBank. Each of SouthernBank's proposed directors will, upon approval of the OCC, serve until SouthernBank's first shareholders' meeting, which will convene shortly after SouthernBank receives its charter. SouthernBank Holdings, as the sole shareholder of SouthernBank, will nominate each proposed director to serve as director of the bank at that meeting. After the first shareholders' meeting, directors of SouthernBank will serve for a term of one year and will be elected by SouthernBank Holdings each year at SouthernBank's annual meeting of shareholders. SouthernBank's officers will be appointed by its board of directors and will hold office at the will of its board of directors.

      The following is a biographical summary of each of our directors and executive officers:


      James O. Andrews is chairman and founder of J.O.A. Distributors, Inc., one of the largest inland marine dealerships in the Southeast. The company's subsidiaries include J.O.A. Marine, Marietta, Georgia; J.O.A.'s Lake Lanier Boating Center, Buford, Georgia; and J.O.A.'s Yacht Division at Lazy Days Marina, Buford, Georgia. Mr. Andrews has served on the executive council of Bombardier Capital, the advisory council of Genmar Yachts, Carver Division, MasterCraft and Donzi Marine, as well as the Supra Stearing Committee and Correct Craft's Dealer Council. Mr. Andrews is also a registered pharmacist. Mr. Andrews lives in Flowery Branch, Georgia, and is a graduate of West Georgia College and Mercer University's School of Pharmacy. Individually, and through his companies, Mr. Andrews has been actively involved with a number of charities including the Make a Wish Foundation and is a past presenting sponsor for the Georgia Chapter of the March of Dimes.



      James E. Hinshaw, Sr. is the president and founder of Precision Molding, Inc., a manufacturing firm. For the past eight years, Mr. Hinshaw has served as chairman of Gwinnett Health System in Gwinnett County, Georgia, and for the past year, he has been chairman of Promina Health Systems, Inc. Since 1990, Mr. Hinshaw has served on the board of directors of Waverly Inn, Inc. -- Historic Inns, Inc. In 1987, Mr. Hinshaw helped to organize The Bank of Gwinnett County in Lawrenceville, Georgia and served as chairman of the bank's board of directors from 1987 until 1989. Mr. Hinshaw has been a resident of Gwinnett County for more than 30 years, having lived the last ten years within one mile of SouthernBank's proposed main office. He has served on the board of directors of Gwinnett Hospital for 15 years and is currently serving on the board of directors of Gwinnett County's Children's Shelter. Mr. Hinshaw is active in the Gwinnett County Rotary Club, having served as president as well as district governor. Mr. Hinshaw has also served as vice president of the Gwinnett Chamber of Commerce.

      Donald F. Jackson is president of Georgia Vinyl Products, Inc., a fence, decking and handrail company that he founded in July of 1999. Customers of Georgia Vinyl Products are represented throughout the north Atlanta metropolitan area, including Gwinnett County. Prior to establishing Georgia Vinyl Products, Mr. Jackson was co-owner and operations manager of Jackson Dairy Farm in Bartow County. Mr. Jackson graduated from the University of Georgia in 1986. Mr. Jackson has served on the board of directors of the Bartow County Chamber of Commerce, as an officer of the Cartersville Elks Lodge, and as a member of the Cartersville Country Club Golf Course Committee. Mr. Jackson is a former member of the Cartersville Exchange Club, and also served for two years as an alternate on the Farm Services Agency Governing Board.



      Lewis A. Massey is president and chief executive officer of Directo, Inc., a direct deposit payroll services company that acts as an intermediary between employers and non-banked employees. From January 1996 to January 1999, Mr. Massey served as Secretary of State of the State of Georgia. Prior to his service as Secretary of State, Mr. Massey was vice president of Bank South Securities, from April 1995 to January 1996, and Mr. Massey served as chief of staff for Lieutenant Governor Pierre Howard from January 1991 to April 1995. Mr. Massey graduated from the University of Georgia in 1984, and is a resident of Gwinnett County. He serves on the boards of directors of the Georgia Special Olympics and the Georgia Council on Child Abuse. He is also a member of the Georgia Census 2000 Committee. Mr. Massey has been named the Outstanding Young Alumnus of the University of Georgia Business School and as one of the 100 Most Influential Georgians by Georgia Trend Magazine.


      Tyler C. McCain is a partner with the McCain Law Firm, which specializes in residential and commercial real estate. He is a life-long resident of Cartersville, Georgia, and has lived in Atlanta for the last two years. Mr. McCain has represented a broad base of clients located throughout metropolitan Atlanta, including Gwinnett County. Mr. McCain graduated from the University of Georgia in 1990 and received his law degree from Cumberland School of Law in 1993. Mr. McCain has been a volunteer for Habitat for Humanity.

      M. Lauch McKinnon is the president of SouthernBank Holdings and the proposed president and chief executive officer of SouthernBank. Mr. McKinnon has over 20 years of banking or banking-related experience, 14 of which were spent as a resident of Gwinnett County. Most recently, from April 1998 to November 1999, Mr. McKinnon was president and chief executive officer, as well as an organizing director, of North Georgia National Bank in Calhoun, Georgia, which successfully opened in February 1999. From September 1995 to April 1998, Mr. McKinnon worked as an independent consultant, providing consulting services in the areas of strategic planning, performance management, acquisitions and executive selection to the banking industry. From September 1991 to September 1995, Mr. McKinnon was president and chief executive officer of Volunteer Bank & Trust Co. in Chattanooga, Tennessee. From 1981 to 1991, Mr. McKinnon resided in Gwinnett County and provided independent management consulting services to the banking and financial services industries in and around the county. From 1977 to 1981, Mr. McKinnon was president of Lawrence Collateral Management, where he operated out of Gwinnett County and was responsible for a portfolio in excess of $1 billion. Mr. McKinnon began his career in 1967 as a commercial lending officer with First Union National Bank in Charlotte, North Carolina. He graduated from Guilford College and received a Masters in Business Administration from the University of South Carolina. He is active in the Georgia Bankers Association's CEO Academy and has been active in a number of civic organizations.


      D. Alan Najjar is the chief operating officer for BrightLane.com, Inc., an internet "super-site" offering various products and services to small business owners. Mr. Najjar has over 27 years of banking and data processing experience. He began his banking career in Atlanta, Georgia with Trust Company Bank in 1974, where he held numerous officer level positions in banking, operations, administration and data processing. From 1985 to 1988, he was president and chief executive officer of SunTrust Data Systems, Inc. In 1988, Mr. Najjar founded Eastside Bank & Trust Company in Snellville, Georgia, and served as a director and its chief executive officer from 1988 to 1992. Most recently, from 1994 to 1999, Mr. Najjar was southeastern regional manager for Bisys, Inc., a national data processing company for financial institutions. Mr. Najjar has been a resident of Gwinnett County since 1975. He graduated from the University of Georgia in 1974 and from Stonier Graduate School of Banking in 1982. Mr. Najjar has served as a director and chairman of the finance committee of the Gwinnett Hospital System for the past nine years.



      D. Arnold Tillman, Jr. is the chief executive officer and chairman of SouthernBank Holdings. Mr. Tillman is also a physician in Cartersville, Georgia. In addition to his medical practice, Mr. Tillman is president of Steada, Inc., a real estate development firm that he founded in 1985. Mr. Tillman also has experience in organizing and serving as a director of a de novo bank. From its inception in 1989 through 1998, Mr. Tillman served as a director of First Community Bancorp, Inc. and First Community Bank & Trust of Bartow County in Cartersville, Georgia. In 1998, Mr. Tillman was instrumental in the sale of the bank to National Commerce Bank, Memphis, Tennessee. Mr. Tillman graduated from Kennesaw State University and received his medical degree from Mercer University. Mr. Tillman is a founding member of the Bartow County Rotary Club and is a member of AIDS Alliance, the Bartow County Community Clinic and a volunteer for Habitat for Humanity.



      Jeffery S. Tucker is a partner, along with organizer James H. Daws, in Land South Development, Inc., Land South Investments, Inc., Land South Properties, LLC, and Land South Construction LLC. Through these companies, Mr. Tucker and Mr. Daws have been involved in all phases of real estate development, construction and property management. Since 1986, Mr. Tucker's and Mr. Daws' companies have developed 3,000 multi-family apartment units with a value in excess of $200 million, commercial property, office buildings and a 200-acre mixed use development and residential subdivision. These real estate projects are represented throughout Georgia, including Gwinnett County. Land South Construction currently is developing projects totaling $40 million, including a 346-unit luxury apartment complex in Forsyth County located within five miles of SouthernBank's proposed main office in Mill Creek. Land South Construction recently completed a 464-unit luxury apartment complex located within one mile of SouthernBank's proposed main office. Mr. Tucker's and Mr. Daws' companies manage all of the property they develop. Additionally, Mr. Tucker is active in a number of civic organizations, including the Macon Civic Club.


     ADDITIONAL EXECUTIVE OFFICER

      Rita B. Gray is our chief financial officer. Ms. Gray has 30 years of banking experience, primarily in the areas of finance and operations. From 1998 to 2000, Ms. Gray served as chief financial officer of North Georgia National Bank in Calhoun, Georgia. From 1997 to 1998, Ms. Gray served as executive vice president of Colonial Bank in Dalton, Georgia (formerly, Dalton/Whitfield Bank & Trust) after the bank was acquired in 1997 by Montgomery, Alabama-based Colonial BancGroup, Inc. In her capacity as executive vice president of Colonial Bank, Ms. Gray was responsible for branch administration and customer service for the North Georgia region. Prior to 1997, Ms. Gray served as chief financial officer of the Dalton/Whitfield Bank and, among other things, was responsible for selecting and purchasing all forms and equipment, policy creation, human resources and assisting in the bank's organization in 1989. From 1987 to 1989, Ms. Gray was employed by First Union National Bank, where she served as vice president and compliance manager for the bank's Georgia branches. From 1968 to 1987, Ms. Gray served as vice president and controller of First Union Bank of Dalton, formerly, The Bank of Dalton.

     ADDITIONAL ORGANIZER


      James H. Daws is a partner, along with organizer and director Jeffrey S. Tucker, in Land South Development, Inc., Land South Investments, Inc., Land South Properties LLC, and Land South Construction LLC. These companies have developed, constructed and managed real estate projects throughout Georgia, including Gwinnett County. Mr. Daws is a graduate of Georgia Tech, and subsequently earned a masters degree from the University of Georgia. Additionally, Mr. Daws is an associate of the Macon Heritage Foundation, which is involved in the preservation of historic homes and neighborhoods.

COMMITTEES OF THE BOARDS OF DIRECTORS

      We have established the following committees. Other committees may be established as needed once we begin banking operations.


      Executive Committee. The executive committee will be authorized, between meetings of the board of directors, to perform all duties and exercise all authority of the board of directors, except for those duties and authorities specifically granted to other committees or which are exclusively reserved to the full board of directors. Additionally, the committee will make recommendations to the board of directors regarding matters relating to the overall management and expansion of SouthernBank. The committee also will be responsible for recommending nominations for expired board seats and for additional board members. The committee will also be responsible for establishing compensation levels for our officers. The committee will be chaired by Mr. Tillman, and will also include Mr. Andrews, Mr. McKinnon and Mr. Tucker.


      Audit, Compliance and CRA Committee. The audit, compliance and CRA committee will recommend to the board of directors of SouthernBank Holdings the independent public accountants to be selected to audit SouthernBank Holdings' and SouthernBank's annual financial statements and will approve any special assignments given to the independent public accountants. The committee will also review the planned scope of the annual audit, any changes in accounting principles and the effectiveness and efficiency of SouthernBank's internal accounting staff. Additionally, the committee will provide oversight to SouthernBank Holdings' and SouthernBank's compliance staff for adherence with regulatory rules and regulations, including the Community Reinvestment Act. The committee will also establish appropriate levels of directors and officers insurance and blanket bond insurance. The committee will be chaired by Mr. Andrews, and will also include Mr. Hinshaw, Mr. Massey and Mr. Najjar.


      Loan Committee. The loan committee will review any loan request made by a potential borrower over an established credit threshold for compliance with SouthernBank's lending policies and federal and state rules and regulations governing extensions of credit. After making this review, the committee will decide whether to extend credit to the potential borrower. In addition, the committee will have the responsibility for establishing and approving, in conjunction with management, all major policies and procedures pertaining to loan policy. The committee will also review all past due reports, non-accrual reports, and other indicators of overall loan portfolio quality, and will establish measurements for determining the adequacy of SouthernBank's loan loss reserve. The committee will be chaired by Mr. Najjar, and will also include Mr. Hinshaw, Mr. McCain, Mr. McKinnon and Mr. Tillman.



      Asset/Liability and Investment Management Committee. The asset/liability and investment management committee will provide guidance to our boards of directors in balancing the yields and maturities of SouthernBank's loans and investments to those of its deposits. Additionally, the committee will work closely with the board of directors to plan annual budgets and develop three to five year strategic plans. The committee will be chaired by Mr. Najjar, and will also include Mr. Hinshaw, Mr. Jackson and Mr. McKinnon.



      Marketing Committee. The marketing committee will consult with the entire board of directors regarding the development of safe and sound banking business through the board members' contacts within the communities we serve. Members of the committee will regularly contact other board members for their assistance in introducing high quality potential customers to SouthernBank. The committee will also aid SouthernBank's CRA officer in ascertaining the credit needs of the communities we serve. The committee will be chaired by Mr. Tucker, and will also include Mr. Andrews, Mr. Massey and Mr. McKinnon.

                             EXECUTIVE COMPENSATION

1999 COMPENSATION

      The following table shows information for 1999 with regard to compensation for services rendered in all capacities to SouthernBank Holdings by its chief executive officer and its president. No other executive officer earned more than $100,000 in salary and bonus in 1999.

                           SUMMARY COMPENSATION TABLE


                                                        ANNUAL COMPENSATION
                                                 ---------------------------------
                                                                    OTHER ANNUAL
              NAME AND                           SALARY   BONUS     COMPENSATION
         PRINCIPAL POSITION             YEAR      ($)      ($)          ($)
         ------------------            ------    ------   -----   ----------------
D. Arnold Tillman, Jr.
  Chief Executive Officer............    1999    $5,500    -0-        1,900(1)
M. Lauch McKinnon,
  President..........................    1999(2)  7,500    -0-        2,958(3)


---------------


(1) Mr. Tillman receives no actual compensation for services rendered to SouthernBank Holdings in his capacity as chief executive officer other than a private club membership and health insurance benefits. In 1999, Mr. Tillman was provided with a private club membership at a cost of $1,900, but received no health insurance benefits. The salary compensation shown above has been included solely to reflect the amount expensed ($1,000 per month) in SouthernBank Holdings' financial statements to account for Mr. Tillman's contribution to the Company and all of the costs of doing business as required by financial reporting requirements.

(2) Mr. McKinnon's employment with SouthernBank Holdings and SouthernBank commenced on December 1, 1999.
(3) In 1999, Mr. McKinnon was provided an automobile allowance of $583, as well as a private club membership at a cost of $2,375.

EMPLOYMENT AGREEMENTS

      Effective December 1, 1999, we entered into an employment agreement with
M. Lauch McKinnon regarding Mr. McKinnon's employment as president and chief executive officer of SouthernBank, and as president of SouthernBank Holdings. Under the terms of the agreement, Mr. McKinnon will receive a base salary of $90,000 per year until SouthernBank opens for business, at which time his base salary will increase to $120,000 per year. The agreement provides that at the end of each year, Mr. McKinnon will be entitled to receive a cash bonus, to be awarded by SouthernBank's board of directors, based on the bank's performance. In addition, Mr. McKinnon will receive a one-time bonus of $15,000 on June 30, 2000 if SouthernBank has opened for business on or before May 31, 2000. The agreement also provides that SouthernBank Holdings will grant Mr. McKinnon an incentive stock option to purchase 25,000 shares of our common stock, or 25.0% of the shares reserved for issuance under our stock option plan, at $10.00 per share. The option will become exercisable in 20.0% annual increments beginning on the one-year anniversary of the date of Mr. McKinnon's employment. SouthernBank will also provide an automobile allowance to Mr. McKinnon in the amount of $7,000 per year, as well as various club membership fees.

      The initial term of the employment agreement commenced on December 1, 1999, and will continue for a period of one year. At the end of the initial term of the agreement, and at the end of each year thereafter, the agreement will be extended for a successive one-year period unless one of the parties to the agreement notifies the other parties of his or its intent not to extend the agreement. Employment under the agreement may be terminated:

      -  by SouthernBank for cause (as defined in the employment agreement);

      - by Mr. McKinnon if SouthernBank breaches any material provision of the employment agreement or there is a material diminution in his duties or responsibilities; and

      -  upon Mr. McKinnon's death or disability.

      If SouthernBank terminates Mr. McKinnon's employment without cause or if Mr. McKinnon terminates employment with cause, SouthernBank will be required to pay the compensation and provide the health and dental insurance coverage due under the agreement for a period of 12 months from the date of termination. If the employment of Mr. McKinnon is terminated for any reason other than by non-renewal of the agreement by SouthernBank Holdings or SouthernBank, Mr. McKinnon will be prohibited from competing with SouthernBank or soliciting its customers or employees within the 50-mile radius of SouthernBank's main office for one year after the date of termination.

      In addition, we have entered into a letter agreement with Rita B. Gray regarding her employment as chief financial officer of Southern Bank Holdings and SouthernBank. Under the agreement, Ms. Gray will receive an annual salary of $80,000, payable in monthly installments. The agreement provides that Ms. Gray will receive a signing bonus of $5,000 as well as another $5,000 bonus after she has been employed for six months. Additionally, the agreement provides that SouthernBank Holdings will grant Ms. Gray an incentive stock option to purchase 10,000 shares of our common stock, or 10.0% of the shares reserved for issuance under our stock option plan, at $10.00 per share. The option will become exercisable in 20.0% annual increments beginning on the one-year anniversary of the date of Ms. Gray's employment. Under the agreement, Ms. Gray will be entitled to participate in SouthernBank's employee benefit plans, including SouthernBank Holding's stock option plan. Ms. Gray will also be provided various club memberships. Employment under the agreement is terminable at the will of either party upon advance written notice of one month.

DIRECTOR COMPENSATION

      Our directors will not be compensated separately for their services as directors until we become cumulatively profitable. Thereafter, we will adopt directors compensation policies that conform to applicable law.

STOCK OPTION PLAN

      General. We have adopted a stock option plan that provides us with the flexibility to grant the stock incentives described in this section of the prospectus to our key employees, officers, directors, consultants and advisers for the purpose of giving them a proprietary interest in, and to encourage them to remain in the employ or service of, SouthernBank Holdings and SouthernBank. Our board of directors has reserved 100,000 shares of our common stock, an amount equal to 8.0% of the amount of shares of our common stock to be sold in this offering, for issuance under the plan. However, the number of shares reserved for issuance may change in the event of a stock split, recapitalization or other similar event as described in the plan.

      Administration. It is expected that a committee, which will be comprised of at least two disinterested directors, will administer the plan. Our board of directors will consider the standards contained in both Section 162(m) of the Internal Revenue Code and Rule 16(b)(3) under the Securities Exchange Act, when appointing members to the committee. The committee and our board of directors will have the authority to grant awards under the plan, to determine the terms of each award, to interpret the provisions of the plan and to make all other determinations that they may deem necessary or advisable to administer the plan.

      The plan permits the committee or our board of directors, to grant stock options to eligible persons. Options may be granted on an individual basis or to a group of eligible persons. Accordingly, the committee or our board of directors, will determine, within the limits of the plan, the number of shares of our common stock subject to an option, to whom an option is granted and the exercise price and forfeiture or termination provisions of each option. A holder of a stock option generally may not transfer the option during his or her lifetime.

      Option Terms. The plan provides for incentive stock options and non-qualified stock options. The committee or our board of directors, will determine whether an option is an incentive stock option or a non-qualified stock option when it grants the option, and the option will be evidenced by an agreement describing the material terms of the option.

      The committee or our board of directors will determine the exercise price of an option. The exercise price of an incentive stock option may not be less than the fair market value of our common stock on the date of the grant, or less than 110.0% of the fair market value if the participant owns more than 10.0% our outstanding common stock. When the incentive stock option is exercised, SouthernBank Holdings will be entitled to place a legend on the certificates representing the shares of our common stock purchased upon exercise of the option to identify them as shares of our common stock purchased upon the exercise of an incentive stock option. The exercise price of non-qualified stock options may be greater than, less than or equal to the fair market value of our common stock on the date that the option is awarded, based upon any reasonable measure of fair market value. The committee may permit the exercise price to be paid in cash or by the delivery of previously owned shares of our common stock, and, if permitted in the applicable option agreement, through a cashless exercise executed through a broker or by having a number of shares of our common stock otherwise issuable at the time of exercise withheld.

      The committee or our board of directors, will also determine the term of an option. The term of an incentive stock option or non-qualified stock option may not exceed ten years from the date of grant, provided that any incentive stock option granted to a participant who owns more than 10.0% of our outstanding common stock will not be exercisable after the expiration of five years after the date the option is granted. Subject to any further limitations in the applicable agreement, if a participant's employment terminates, an incentive stock option will terminate and become unexercisable no later than three months after the date of termination of employment. If, however, termination of employment is due to death or disability, one year will be substituted for the three-month period. Incentive stock options are also subject to the further restriction that the aggregate fair market value, determined as of the date of the grant, of our common stock as to which any incentive stock option first becomes exercisable in any calendar year is limited to $100,000 per recipient. If incentive stock options covering more than $100,000 worth of our common stock first become exercisable in any one calendar year, the excess will be non-qualified options. For purposes of determining which options, if any, have been granted in excess of the $100,000 limit, options will be considered to become exercisable in the order granted.

      Termination of Options. The terms of particular options may provide that they terminate, among other reasons, upon the holder's termination of employment or other status with SouthernBank Holdings or SouthernBank, upon a specified date, upon the holder's death or disability, or upon the occurrence of a change in control of SouthernBank Holdings. An agreement may provide that if the holder dies or becomes disabled, the holder's estate or personal representative may exercise the option. The committee or our board of directors, may, within the terms of the plan and the applicable agreement, cancel, accelerate, pay or continue an option that would otherwise terminate for the reasons discussed above.

      Reorganizations. The plan provides for an appropriate adjustment in the number and kind of shares subject to unexercised options in the event of any change in the outstanding shares of our common stock by reason of a stock split, stock dividend, combination or reclassification of shares, recapitalization, merger or similar event. In the event of some types of corporate reorganizations, the committee or our board of directors, may, within the terms of the plan and the applicable agreement, substitute, cancel, accelerate, cancel for cash or otherwise adjust the terms of an option.

      Amendment and Termination of the Plan. Our board of directors has the authority to amend or terminate the plan. Our board of directors is not required to obtain shareholder approval to terminate the plan or, generally, to amend the plan, but may condition any amendment or termination of the plan upon shareholder approval if it determines that shareholder approval is necessary or appropriate under tax, securities, or other laws. However, any action by our board of directors may not adversely affect the rights of a holder of a stock option without the holder's consent.

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

      Federal Income Tax Consequences. The following discussion outlines generally the federal income tax consequences of participation in the plan. Individual circumstances may vary and each participant should rely on his or her own tax counsel for advice regarding federal income tax treatment under the plan.

      - Incentive Stock Options. A participant will not recognize income upon the grant of an incentive stock option, nor will he or she be taxed when exercising all or a portion of the option. Instead, the participant will be taxed when he or she sells the shares of our common stock purchased upon exercise of the incentive stock option. The participant will be taxed on the difference between the price he or she paid for the our common stock and the amount for which he or she sells the stock. If the participant does not sell the shares of our common stock prior to two years from the date of grant of the incentive stock option and one year from the date the stock is transferred to him or her, the gain will be a capital gain and SouthernBank Holdings will not get a corresponding deduction. If the participant sells the shares of our common stock at a gain before that time, the difference between the amount the participant paid for the stock and the lesser of its fair market value on the date of exercise or the amount for which the stock is sold will be taxed as ordinary income and SouthernBank Holdings will be entitled to a corresponding tax deduction. If the participant sells the shares of our common stock for less than the amount he or she paid for the stock prior to the one- or two-year period indicated, no amount will be taxed as ordinary income and the loss will be taxed as a capital loss. Exercise of an incentive stock option may subject a participant to, or increase a participant's liability for, the alternative minimum tax.

      - Non-Qualified Options. A participant will not recognize income upon the grant of a non-qualified option or at any time before the exercise of the option or a portion of the option. When the participant exercises a non-qualified option or portion of the option, he or she will recognize compensation taxable as ordinary income in an amount equal to the excess of the fair market value of our common stock on the date the option is exercised over the price paid for the stock, and SouthernBank Holdings will then be entitled to a corresponding deduction.

      Depending upon the time period for which shares of our common stock are held after exercising an option, the sale or other taxable disposition of shares acquired by exercising a non-qualified option generally will result in a short- or long-term capital gain or loss equal to the difference between the amount realized on the disposition and the fair market value of such shares when the non-qualified option was exercised.

      Special rules apply to a participant who exercises a non-qualified option by paying the exercise price, in whole or in part, by selling back to us shares of our common stock already held by the participant and to a participant who is subject to the reporting requirements of Section 16 of the Securities Exchange Act.

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

                           RELATED PARTY TRANSACTIONS

      We expect to enter into banking and other business transactions in the ordinary course of business with our directors and officers, including members of their families or corporations, partnerships or other organizations in which these directors and officers have a controlling interest. If transactions between SouthernBank Holdings or SouthernBank and any of our directors or officers occur, the transaction:

      - will be on substantially the same terms, including price or interest rate and collateral, as those prevailing at the time for comparable transactions with unrelated parties, and any banking transactions will not involve more than the normal risk of collectibility or present other unfavorable features to us;

      - will be on terms no less favorable than could be obtained from an unrelated third party; and

      - will be approved by a majority of our directors who do not have an interest in the transaction.


      In addition, Land South Properties, LLC, a real estate development company owned by Jeffrey S. Tucker and James H. Daws, two of our organizers, entered into an agreement to purchase the property that will serve as the location for SouthernBank's main office, for a purchase price of approximately $857,000, or $16.00 per square foot. The purchase price resulted from arms-length negotiations between Land South and Mall Developers, LLC, the owner of the property, and was based on comparable transactions in the area surrounding the Mall of Georgia which ranged from $15.50 to $21.00 per square foot. Land South will assign its rights under the agreement to SouthernBank and will receive $10.00 as consideration for the assignment. To pay for the property, SouthernBank has established a line of credit with The Bankers Bank for an amount up to $860,000. The line of credit is guaranteed by our organizers, bears interest at 1.0% less than the prime rate, as published in the Money Rates section of The Wall Street Journal, and is due on June 30, 2000.



              DESCRIPTION OF SOUTHERNBANK HOLDINGS' CAPITAL STOCK


COMMON STOCK


      Our articles of incorporation authorize our board of directors, without shareholder approval, to issue up to 100,000,000 shares of common stock, par value $1.00 per share, of which 1,250,000 shares will be issued pursuant to this offering. As of the date of this prospectus, 100,000 shares of our common stock, or an amount equal to 8.0% of the shares of our common stock to be sold in this offering, were reserved for issuance upon the exercise of stock options to be issued under our stock option plan and 227,500 shares of our common stock were reserved for issuance upon the exercise of warrants to be issued to our organizers.


      All of the shares of our common stock will be entitled to share equally in dividends from legally available funds, when, as and if declared by our board of directors. Upon SouthernBank Holdings' voluntary or involuntary liquidation or dissolution, all shares of our common stock will be entitled to share equally in any remaining assets that are available for distribution to the shareholders. SouthernBank Holdings does not anticipate paying any cash dividends on our common stock in the near future. Each holder of our common stock will be entitled to one vote for each share held on all matters submitted to shareholders. Holders of our common stock will not have any right to acquire authorized but unissued capital stock when, as or if we decide to issue new shares of capital stock. No cumulative voting right with respect to the election of directors, redemption rights, sinking fund provisions or conversion rights apply to our common stock. All shares of our common stock issued in the offering will be fully paid and non-assessable.

PREFERRED STOCK


      Our articles of incorporation also authorize our board of directors, without shareholder approval, to issue up to 10,000,000 shares of preferred stock, par value $1.00 per share. Our board of directors may determine the terms of the preferred stock. Preferred stock may have voting rights, subject to applicable law and determination by our board of directors. Although we have no present plans to issue any preferred stock, the ownership and control of SouthernBank Holdings by the holders of our common stock would be diluted if we were to issue preferred stock that had voting rights.

ORGANIZERS' WARRANTS


      Our organizers intend to purchase approximately 227,500 shares of our common stock in this offering at a price of $10.00 per share. This represents 18.2% of the 1,250,000 shares that will be outstanding after the close of the offering.



      Our organizers have personally guaranteed two lines of credit from The Bankers Bank, one for an amount up to $750,000, and one for an amount up to $860,000. In recognition of the financial risks undertaken by personally guaranteeing the lines of credit with The Bankers Bank, we will issue to our organizers warrants to purchase additional shares of our common stock. The warrants are being offered by this prospectus, and are being offered only to our organizers and not to the public. Specifically, we will issue to each organizer a warrant to purchase one share of our common stock for each share the organizer purchases in this offering. Accordingly, based on our organizers' intent to purchase approximately 227,500 shares of our common stock in this offering, we expect the organizers to be able to purchase up to 227,500 additional shares through the exercise of warrants. The one-to-one ratio between the anticipated number of shares to be purchased by our organizers and the number of warrants to be issued to them was determined after considering a number of factors, including prevailing market conditions and comparable de novo bank holding company capitalizations.



      The warrants will become exercisable in one-third annual increments beginning on the one-year anniversary of the date SouthernBank opens for business. Warrants will remain exercisable for up to ten years following the date on which SouthernBank opens for business. Each share purchased under a warrant will be issued at a price of $10.00, subject to adjustment for stock splits, recapitalizations or other similar events. Additionally, if either SouthernBank Holdings' or SouthernBank's capital falls below the minimum level mandated by its primary federal regulator, SouthernBank Holdings may be directed to require the organizers to exercise or forfeit their warrants. If all of the warrants were exercised, our organizers would own 30.8% of the shares outstanding after the close of the offering, on a fully diluted basis. See "Management's Discussion and Analysis of Financial Condition and Plan of
Operations" on page    .


TRANSFER AGENT

      The transfer agent and registrar for our common stock is SunTrust Bank, Atlanta.


                 IMPORTANT PROVISIONS OF SOUTHERNBANK HOLDINGS'

                      ARTICLES OF INCORPORATION AND BYLAWS

PROTECTIVE PROVISIONS

      General. Shareholders' rights and related matters are governed by the Georgia Business Corporation Code and SouthernBank Holdings' articles of incorporation and bylaws. SouthernBank Holdings' articles of incorporation and bylaws contain protective provisions that would have the effect of impeding an attempt to change or remove SouthernBank Holdings' management or to gain control of SouthernBank Holdings if a particular transaction was not supported by SouthernBank Holdings' board of directors. These provisions are discussed in more detail below. In general, the purpose of these provisions is to protect SouthernBank Holdings' interests and those of its shareholders as appropriate under the circumstances, including if the board of directors determines that a sale of control is in the best interests of SouthernBank Holdings and its shareholders, by enhancing the board of director's ability to maximize the value to be received by shareholders upon such a sale.

      Although our management believes the protective provisions are beneficial to our shareholders, they also may tend to discourage some takeover bids. As a result, our shareholders may be deprived of

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

opportunities to sell some or all of their shares at prices that represent a premium over prevailing market prices. On the other hand, defeating undesirable acquisition offers can be an expensive and time-consuming process. To the extent that the protective provisions discourage undesirable proposals, we may be able to avoid those expenditures of time and money.

      The protective provisions also may discourage open market purchases by a potential acquirer. These purchases could increase the market price of our common stock, temporarily enabling shareholders to sell their shares at a price higher than that which would otherwise prevail. In addition, the provisions could decrease the market price of our common stock by making the stock less attractive to persons who invest in securities in anticipation of price increases from potential acquisition attempts. The provisions also could make it more difficult and time consuming for a potential acquirer to obtain control of SouthernBank Holdings by replacing its board of directors and management. Furthermore, the provisions could make it more difficult for our shareholders to replace our board of directors or management, even if a majority of the shareholders believes that replacing them would be in SouthernBank Holdings' best interests.

      The protective provisions contained in our articles of incorporation and bylaws are discussed more fully below.

      Preferred Stock. The existence of preferred stock could impede a takeover of SouthernBank Holdings without the approval of its board of directors. This is because our board of directors could issue shares of preferred stock to persons friendly to current management, which could render more difficult or discourage any attempt to gain control of SouthernBank Holdings through a proxy contest, tender offer, merger or otherwise. In addition, the issuance of shares of preferred stock with voting rights may adversely affect the rights of the holders of our common stock and, in some circumstances, could decrease its market price.


      Staggered Terms for Board of Directors. Our articles of incorporation provide that our board of directors will be divided into three classes. Directors serve staggered terms, which means that one-third of the directors will be elected each year at our annual meeting of shareholders. The initial term of our Class I directors expired in February 2000, and each Class I director was elected to serve an additional three-year term that will expire in 2003. The initial term of our Class II directors expires in 2001 and the initial term of our Class III directors expires in 2002. Thereafter, each Class II and each Class III director will serve for a term of three years. This means that unless the existing directors were to resign, it would take at least two annual meetings of our shareholders to replace a majority of our directors.


      Under Georgia law, directors are elected annually for a term of one year unless the articles of incorporation provide otherwise.


      Removal of Directors. Our articles of incorporation provide that one or more directors may be removed from office at any time, but only for cause, and only by the affirmative vote of the holders of at least two-thirds of the total number of votes entitled to be cast by the holders of all of the shares of our capital stock who are entitled to vote in an election of directors.


      Under Georgia law, the shareholders may remove one or more directors with or without cause unless the articles of incorporation or a bylaw adopted by the shareholders provides that directors may be removed only for cause. A director may be removed only by a majority of the votes entitled to be cast. If the directors have staggered terms, directors may be removed only for cause, unless the articles of incorporation or a bylaw adopted by shareholders provides otherwise. A director may be removed by the shareholders only at a meeting called for the purpose of removing him or her and the meeting notice must state the purpose, or one of the purposes, of the meeting is the removal of the director.

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


      Business Combinations. Our articles of incorporation and bylaws explicitly "opt in" to Georgia's business combination statute. Under this statute, mergers or purchases of 10.0% or more of our assets or securities ("business combinations") with a person who beneficially owns 10.0% or more of our voting stock (an "interested shareholder") that occur within five years of the acquirer becoming an interested shareholder are generally prohibited unless:


      - the board of directors approved the business combination or the transaction that made the acquirer an interested shareholder;

      - the interested shareholder attained 90.0% of the voting stock in the transaction that made the shareholder an interested shareholder; or

      - the interested shareholder attains 90.0% of the voting stock subsequent to becoming an interested shareholder and a majority of SouthernBank Holdings' voting shares approves the acquisition.


      Fair Price. Similar to the protective provisions relating to business combinations, our articles of incorporation and bylaws explicitly "opt in" to Georgia's fair price provisions. Under these provisions, in addition to any other approvals required by law, a business combination with an interested shareholder generally must be (1) unanimously approved by the directors who are not affiliates or associates of the interested shareholder and who were directors prior to the time the shareholder became an interested shareholder ("continuing directors") or (2) recommended by at least two-thirds of the continuing directors and approved by the affirmative vote of a majority of the shares not beneficially owned by the interested shareholder unless:


      - the consideration to be received by our shareholders meets specified minimum levels (typically the highest price paid by the interested shareholder for any shares it has acquired);

      - the consideration to be received by shareholders who are not interested is paid in cash or in the same form as the interested shareholder previously paid for other purchased shares; and

      - there has been no reduction in the annual dividend rate from that which was paid prior to the time the interested shareholder became an interested shareholder.


      Considerations in Evaluating an Acquisition Proposal. Our articles of incorporation provide factors that its board of directors must consider in evaluating whether an acquisition proposal made by another party is in the best interest of SouthernBank Holdings and its shareholders. The term "acquisition proposal" refers to any offer of another party:


      - to make a tender offer or exchange offer for our common stock or any other equity security of SouthernBank Holdings;

      -  to merge or consolidate SouthernBank Holdings with another corporation;
         or

      - to purchase or otherwise acquire all or substantially all of the properties and assets owned by SouthernBank Holdings.


      Our articles of incorporation charge our board of directors, in evaluating an acquisition proposal, to consider all relevant factors, including:


      - the payment being offered by the other corporation in relation (1) our current value at the time of the proposal, as determined in a freely negotiated transaction, and (2) to our board of directors' estimate of SouthernBank Holdings' future value as an independent company at the time of the proposal;

      - the expected social and economic effects of the transaction on our employees, customers and other constituents, such as suppliers of goods and services; and

      - the expected social and economic effects on the communities within which we operate.

Our board of directors may also consider other relevant factors.

      The provision regarding the evaluation of an acquisition proposal is included in our articles of incorporation because we are charged with providing support to, and being involved with, the communities we serve. As a result, our board of directors believes its obligations in evaluating an acquisition proposal extend beyond evaluating merely the payment being offered in relation to the market or book value of our common stock at the time of the proposal. Georgia law does not specifically list the factors a corporation's board of directors should consider in the event the corporation is presented with an acquisition proposal.


      While the value of what is being offered to shareholders in exchange for their stock is the main factor when weighing the benefits of an acquisition proposal, our board of directors believes it is appropriate also to consider all other relevant factors. For example, this provision directs our board of directors to evaluate what is being offered in relation to our current value at the time of the proposal, as determined in a freely negotiated transaction, and in relation to our board of directors' estimate of the future value of SouthernBank Holdings as an independent concern at the time of the proposal. A takeover bid often places the target corporation virtually in the position of making a forced sale, sometimes when the market price of its stock may be depressed. Our board of directors believes that frequently the payment offered in such a situation, even though it may exceed the value at which shares are then trading, is less than that which could be obtained in a freely negotiated transaction. In a freely negotiated transaction, management would have the opportunity to seek a suitable partner at a time of its choosing and to negotiate for the most favorable price and terms that would reflect not only SouthernBank Holdings' current value, but also its future value.

      One effect of this provision, as well as the business combination and fair price provisions discussed above, may be to discourage a tender offer in advance. Often an offeror consults the board of directors of a target corporation before or after beginning a tender offer in an attempt to prevent a contest from developing. In the opinion of our board of directors, these provisions will strengthen our position in dealing with any potential offeror that might attempt to acquire SouthernBank Holdings through a hostile tender offer. Another effect of these provisions may be to dissuade our shareholders who might be displeased with our board of directors' response to an acquisition proposal from engaging SouthernBank Holdings in costly litigation. These provisions permit our board of directors to determine that an acquisition proposal is not in SouthernBank Holdings' and its shareholders' best interest, and thus to oppose it. The effect of these provisions, as well as the other protective provisions discussed above, in some cases, may have the effect of maintaining incumbent management.

INDEMNIFICATION


      Our bylaws contain indemnification provisions that provide that our directors and officers, and, in some cases, our employees or agents (collectively, the "insiders"), will be indemnified against expenses that they actually and reasonably incur if they are successful on the merits of a claim or proceeding. In addition, our bylaws provide that we must advance to our insiders reasonable expenses of any claim or proceeding so long as the insider furnishes us with a written affirmation of his or her good faith belief that the applicable standard of conduct has been met and a written statement that the insider will repay any advances if it is ultimately determined by our board of directors that he or she is not entitled to indemnification.


      When a case or dispute is settled or otherwise not ultimately determined on its merits, the indemnification provisions provide that we will indemnify insiders when they meet the applicable standard of conduct. The applicable standard of conduct is met if the insider:

      - in his or her official capacity, acted in a manner he or she in good faith believed to be in our best interests;

      - in all cases not involving official capacity or criminal activities, he or she acted in a manner that was at least not opposed to our best interests; and

      - in the case of a criminal action or proceeding, if he or she had no reasonable cause to believe his or her conduct was unlawful.
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

      Our board of directors, our shareholders or independent legal counsel will determine whether the insider has met the applicable standard of conduct in each specific case.

      Our bylaws also provide that the indemnification rights contained in the bylaws do not exclude other indemnification rights to which an insider may be entitled under any bylaw, resolution or agreement, either specifically or in general terms approved by the affirmative vote of the holders of a majority of the shares entitled to vote. We can also provide for greater indemnification than is provided for in the bylaws if it chooses to do so, subject to approval by its shareholders. We may not, however, indemnify an insider for liability arising out of circumstances that would cause the insider to remain liable for his or her actions as described under "- Limitation of Liability" below.

      The indemnification provisions of our bylaws specifically provide that we may purchase and maintain insurance on behalf of any director against any liability asserted against and incurred by him or her in his or her capacity as a director, whether or not we would have had the power to indemnify against such liability.

      We are not aware of any pending or threatened action, suit or proceeding involving any of its insiders for which indemnification may be sought.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to insiders under the foregoing provisions, or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

LIMITATION OF LIABILITY


      Our articles of incorporation, eliminate, with certain exceptions, the potential personal liability of a director for monetary damages to us or to our shareholders for any failure to take any action as a director. However, there is no elimination of liability for:


      - a breach of duty involving the appropriation of a SouthernBank Holdings business opportunity;

      - an act or omission involving intentional misconduct or a knowing violation of law;

      - a transaction from which the director derives an improper material tangible personal benefit; or

      - distributions, such as the payment of a dividend or approval of a stock repurchase, that are illegal under Georgia law.

      Georgia law allows corporations to include in their articles of incorporation provisions eliminating or limiting the liability of directors, except in the circumstances described above. As a result, and to encourage qualified individuals to serve and remain as directors, we have included these types of provisions in our articles of incorporation. While we have not experienced any problems in locating directors, we could experience difficulty in the future as our business activities increase and diversify. We have also adopted liability limiting provisions to enhance our ability to secure liability insurance for our directors at a reasonable cost. We intend to obtain liability insurance covering actions taken by our directors in their capacities as directors. Our board of directors believes that liability limiting provisions will enable us to obtain such insurance on terms more favorable than if they were not included in our articles of incorporation.

AMENDMENTS


      Any amendment of the provisions contained in our articles of incorporation regarding:


      -  our staggered board of directors;

      - the ability of our board of directors to consider various factors when evaluating an acquisition proposal; or

      - the limitation of a director's personal liability requires the affirmative vote of the holders of two-thirds of the total number of votes entitled to be cast by the holders of all of the shares of our capital stock who are entitled to vote in an election of directors.

      Except as may otherwise be required by Georgia law, our board of directors may amend any provision of our bylaws by the affirmative vote of a majority of our entire board, unless our shareholders have adopted, amended or repealed a particular bylaw provision and, in doing so, have expressly reserved to our shareholders the right of amendment or repeal therefor. Our bylaws require the affirmative vote of the holders of not less than two-thirds of the total number of votes entitled to be cast by the holders of all of the shares of our capital stock then entitled to vote in the election of directors to amend our bylaws.

                           SUPERVISION AND REGULATION

      The following discussion describes the material elements of the regulatory framework that applies to banks and bank holding companies and provides certain specific information related to SouthernBank.

GENERAL

      SouthernBank Holdings will be a bank holding company registered with the Federal Reserve under the Bank Holding Company Act. As a result, SouthernBank Holdings and any future non-bank subsidiaries will be subject to the supervision, examination, and reporting requirements of the Bank Holding Company Act and the regulations of the Federal Reserve.

      The Bank Holding Company Act requires every bank holding company to obtain the Federal Reserve's prior approval before:

      - it may acquire direct or indirect ownership or control of any voting shares of any bank if, after the acquisition, the bank holding company will directly or indirectly own or control more than 5.0% of the bank's voting shares;

      - it or any of its non-bank subsidiaries may acquire all or substantially all of the assets of any bank; or

      -  it may merge or consolidate with any other bank holding company.

      The Bank Holding Company Act further provides that the Federal Reserve may not approve any transaction that would result in or tend to create a monopoly or, substantially lessen competition or otherwise function as restraint of trade, unless the anticompetitive effects of the proposed transaction are clearly outweighed by the public interest in meeting the convenience and needs of the community to be served. The Federal Reserve is also required to consider the financial and managerial resources and future prospects of the bank holding companies and banks concerned and the convenience and needs of the community to be served. The Federal Reserve's consideration of financial resources generally focuses on capital adequacy, which is discussed below.

      Under the Riegle-Neal Interstate Banking and Branching Efficiency Act, the restrictions on interstate acquisitions of banks by bank holding companies were repealed. As a result, SouthernBank Holdings, and any other bank holding company located in Georgia is able to acquire a bank located in any other state, and a bank holding company located outside of Georgia can acquire any Georgia-based bank, in either case subject to specified deposit percentage and other restrictions. The legislation provides that unless an individual state has elected to prohibit out-of-state banks from operating interstate branches within its territory, adequately capitalized and managed bank holding companies will be able to consolidate their multistate banking operations into a single bank subsidiary and to branch interstate through acquisitions. De novo branching by an out-of-state bank is permitted only if it is expressly permitted by the laws of the host state. Georgia does not permit de novo branching by an out-of-state bank. Therefore, the only method by which an out-of-state bank or bank holding company may enter Georgia is through an acquisition. Georgia has adopted an interstate banking statute that removes the existing restrictions on the ability of banks to branch interstate through mergers, consolidations and acquisitions. However, Georgia law prohibits a bank holding company from acquiring control of a financial institution until the target financial institution has been incorporated five years. As a result, no bank holding company may acquire control of SouthernBank Holdings until after the fifth anniversary date of SouthernBank's incorporation.

      The Bank Holding Company Act generally prohibits bank holding companies from engaging in activities other than banking or managing or controlling banks or other permissible subsidiaries and from acquiring or keeping direct or indirect control of any company engaged in any activities other than those activities that the Federal Reserve determines to be closely related to banking or managing or controlling banks. The Gramm-Leach-Bliley Act has added additional financial related activities that may be conducted by a bank holding company that qualifies as a financial holding company. See "- Gramm-Leach-Bliley Act" below.

      In determining whether a particular activity is permissible, the Federal Reserve must consider whether the performance of such an activity reasonably can be expected to produce benefits to the public, such as greater convenience, increased competition, or gains in efficiency, that outweigh possible adverse effects, such as undue concentration of resources, decreased or unfair competition, conflicts of interest, or unsound banking practices. The Bank Holding Company Act does not place territorial limitations on permissible non-banking activities of bank holding companies. Despite prior approval, the Federal Reserve may order a holding company or its subsidiaries to terminate any activity or to terminate its ownership or control of any subsidiary when it has reasonable cause to believe that the holding company's continued ownership, activity or control constitutes a serious risk to the financial safety, soundness, or stability of any of its bank subsidiaries.

      SouthernBank's deposits will be insured by the FDIC to the maximum extent provided by law. SouthernBank will also be subject to numerous state and federal statutes and regulations that will affect its business, activities and operations, and it will be supervised and examined by one or more state or federal bank regulatory agencies.

      The OCC will regularly examine SouthernBank's operations and has the authority to approve or disapprove mergers, the establishment of branches and similar corporate actions. The OCC also has the power to prevent the continuance or development of unsafe or unsound banking practices or other violations of law.

GRAMM-LEACH-BLILEY ACT

      On November 12, 1999, President Clinton signed into law the Gramm-Leach-Bliley Act which implements major changes to the statutory framework for providing banking and other financial services in the United States. The Gramm-Leach-Bliley Act, among other things, eliminates many of the restrictions on affiliations among banks and securities firms, insurance firms, and other financial service providers. A bank holding company that qualifies as a financial holding company will be permitted to engage in activities that are financial in nature or incidental or complimentary to a financial activity. The activities that the Gramm-Leach-Bliley Act expressly lists as financial in nature include insurance activities, providing financial and investment advisory services, underwriting securities and limited merchant banking activities.

      To become eligible for these expanded activities, a bank holding company must qualify as a financial holding company. To qualify as a financial holding company, each insured depository institution controlled by the bank holding company must be well-capitalized, well-managed, and have at least a satisfactory rating under the Community Reinvestment Act. In addition, the bank holding company must file a declaration with the Federal Reserve of its intention to become a financial holding company. Presently, we have no plans to become a financial holding company.

      Although considered to be one of the most significant banking laws since Depression-era statutes were enacted, because of our small size and recent organization, we do not expect the Gramm-Leach-Bliley Act to materially affect our initial products, services or other business activities. To the extent the Gramm-Leach-Bliley Act allows banks, securities firms, and insurance firms to affiliate, the financial services industry may experience further consolidation. The Gramm-Leach-Bliley Act may have the result of increasing the amount of competition we face from larger financial institutions and other companies offering financial products and services, many of which have substantially more financial resources.

PAYMENT OF DIVIDENDS

      SouthernBank Holdings is a legal entity separate and distinct from SouthernBank. The principal sources of SouthernBank Holdings' cash flow, including cash flow to pay dividends to its shareholders, are dividends that SouthernBank pays to its sole shareholder, SouthernBank Holdings. Statutory and regulatory limitations apply to SouthernBank's payment of dividends to the company as well as to the company's payment of dividends to its shareholders.

      If, in the opinion of the OCC, SouthernBank were engaged in or about to engage in an unsafe or unsound practice, the OCC could require, after notice and a hearing, the bank to cease and desist from the practice. The federal banking agencies have indicated that paying dividends that deplete a depository institution's capital base to an inadequate level would be an unsafe and unsound banking practice. Under the Federal Deposit Insurance Corporation Improvement Act, a depository institution may not pay any dividend if payment would cause it to become undercapitalized or if it already is undercapitalized. Moreover, the federal agencies have issued policy statements that provide that bank holding companies and insured banks should generally only pay dividends out of current
operating earnings. See "- Prompt Corrective Action" on page   .

      The payment of dividends by SouthernBank Holdings and SouthernBank may also be affected by other factors, such as the requirement to maintain adequate capital above regulatory guidelines.

CAPITAL ADEQUACY

      SouthernBank Holdings and SouthernBank will be required to comply with the capital adequacy standards established by the Federal Reserve, in the case of the company, and the OCC, in the case of the bank. The Federal Reserve has established two basic measures of capital adequacy for bank holding companies: a risk-based measure and a leverage measure. A bank holding company must satisfy all applicable capital standards to be considered in compliance.

      The risk-based capital standards are designed to make regulatory capital requirements more sensitive to differences in risk profiles among banks and bank holding companies, to account for off-balance sheet exposure, and to minimize disincentives for holding liquid assets. Assets and off-balance sheet items, such as letters of credit and unfunded loan commitments, are assigned to broad risk categories, each with appropriate weights. The resulting capital ratios represent capital as a percentage of total risk-weighted assets and off-balance sheet items.

      The minimum guideline for the ratio of total capital to risk-weighted assets is 8.0%. At least half of total capital must comprise common stock, minority interests in the equity accounts of consolidated subsidiaries, noncumulative perpetual preferred stock, and a limited amount of cumulative perpetual preferred stock, less goodwill and certain other intangible assets, or "Tier 1 Capital." The remainder may consist of subordinated debt, other preferred stock, and a limited amount of loan loss reserves, or "Tier 2 Capital."

      In addition, the Federal Reserve has established minimum leverage ratio guidelines for bank holding companies. These guidelines provide for a minimum ratio of Tier 1 Capital to average assets, less goodwill and certain other intangible assets, of 3.0% for bank holding companies that meet certain specified criteria, including having the highest regulatory rating. All other bank holding companies generally are required to maintain a leverage ratio of at least 3.0%, plus an additional cushion of 1.0% to 2.0%. The guidelines also provide that bank holding companies experiencing internal growth, as will be the case for SouthernBank Holdings, or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels without significant reliance on intangible assets. Furthermore, the Federal Reserve has indicated that it will consider a bank holding company's Tier 1 Capital leverage ratio, after deducting all intangibles, and other indicators of capital strength in evaluating proposals for expansion or new activities.

      SouthernBank will be subject to risk-based and leverage capital requirements adopted by the OCC, which are substantially similar to those adopted by the Federal Reserve for bank holding companies.

      Failure to meet capital guidelines could subject a bank to a variety of enforcement remedies, including issuance of a capital directive, the termination of deposit insurance by the FDIC, a prohibition on the taking of brokered deposits, and certain other restrictions on its business. As described below, substantial additional restrictions can be imposed on FDIC-insured depository institutions that fail to meet applicable capital requirements. See "- Prompt Corrective Action" below.

SUPPORT OF SUBSIDIARY INSTITUTIONS

      Under Federal Reserve policy, we are expected to act as a source of financial strength for, and to commit resources to support, SouthernBank. This support may be required at times when, without this Federal Reserve policy, we might not be inclined to provide it. In addition, any capital loans by a bank holding company to SouthernBank will be repaid only after its deposits and certain other indebtedness are repaid in full. In the event of a bank holding company's bankruptcy, any commitment by the bank holding company to a federal bank regulatory agency to maintain the capital of a banking subsidiary will be assumed by the bankruptcy trustee and entitled to a priority of payment.

PROMPT CORRECTIVE ACTION

      The Federal Deposit Insurance Corporation Improvement Act establishes a system of prompt corrective action to resolve the problems of undercapitalized institutions. Under this system, the federal banking regulators have established five capital categories (well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized), and are required to take certain mandatory supervisory actions, and are authorized to take other discretionary actions, with respect to institutions in the three undercapitalized categories. The severity of the action will depend upon the capital category in which the institution is placed. Generally, subject to a narrow exception, the banking regulator must appoint a receiver or conservator for an institution that is critically undercapitalized. The federal banking agencies have specified by regulation the relevant capital level for each category.

      An institution that is categorized as undercapitalized, significantly undercapitalized, or critically undercapitalized is required to submit an acceptable capital restoration plan to its appropriate federal banking agency. A bank holding company must guarantee that a subsidiary depository institution meets its capital restoration plan, subject to certain limitations. The controlling holding company's obligation to fund a capital restoration plan is limited to the lesser of 5.0% of an undercapitalized subsidiary's assets or the amount required to meet regulatory capital requirements. An undercapitalized institution is also generally prohibited from increasing its average total assets, making acquisitions, establishing any branches or engaging in any new line of business, except under an accepted capital restoration plan or with FDIC approval. In addition, the appropriate federal banking agency may test an undercapitalized institution in the same manner as it treats a significantly undercapitalized institution if it determines that those actions are necessary.

FDIC INSURANCE ASSESSMENTS

      The FDIC has adopted a risk-based assessment system for insured depository institutions that takes into account the risks attributable to different categories and concentrations of assets and liabilities. The system assigns an institution to one of three capital categories: (1) well capitalized; (2) adequately capitalized; and (3) undercapitalized. These three categories are substantially similar to the prompt corrective action categories described above, with the "undercapitalized" category including institutions that are undercapitalized, significantly undercapitalized, and critically undercapitalized for prompt corrective action purposes. The FDIC also assigns an institution to one of three supervisory subgroups within each capital group. The supervisory subgroup to which an institution is assigned is based on a supervisory evaluation that the institution's primary federal regulator provides to the FDIC and information that the FDIC determines to be relevant to the institution's financial condition and the risk posed to the deposit insurance funds. The FDIC then determines an institution's insurance assessment rate based on the institution's capital category and supervisory category. Under the risk-based assessment system, there are nine combinations of capital groups and supervisory subgroups to which different assessment rates are applied. Assessments range from 0 to 27 cents per $100 of deposits, depending on the institution's capital group and supervisory subgroup.

      The FDIC may terminate its insurance of deposits if it finds that the institution has engaged in unsafe and unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, rule, order or condition imposed by the FDIC.

COMMUNITY REINVESTMENT ACT

      SouthernBank will be subject to the provisions of the Community Reinvestment Act, which requires the OCC, in connection with its regular examination of a bank, to assess the bank's record of meeting the credit needs of the communities it serves, including low- and moderate-income neighborhoods, consistent with safe and sound banking practices.

      Regulations promulgated under the CRA are intended to set distinct assessment standards for financial institutions. The regulations provide for streamlined procedures for institution's with assets of less than $250 million. The regulations contain the following three evaluation tests:

      - A lending test, which compares the institution's market share of loans in low- and moderate-income areas to its market share of loans in its entire service area;

      - A service test, which evaluates the provision of services that promote the availability of credit to low- and moderate-income areas; and

      - An investment test, which evaluate's the institution's record of investments in organizations designed to foster community development, small- and minority-owned businesses and affordable housing lending, including state and local government housing or revenue bonds.

      Institutions are required to make public disclosure of their written CRA evaluations made by regulatory agencies. This promotes enforcement of CRA requirements by providing the public with the status of a particular institution's community investment record. In addition to public disclosure of an institution's CRA assessment, regulatory authorities are required to consider an institution's CRA assessment when an institution applies for approval to establish a new branch which will accept deposits, to relocate an existing branch or to merge with another federally regulated financial institution.

RESTRICTIONS ON TRANSACTIONS WITH AFFILIATES

      We are subject to the provisions of Section 23A of the Federal Reserve Act. Section 23A places limits on the amount of:

      -  A bank's loans or extensions of credit to affiliates;

      -  A bank's investment in affiliates;

      - Assets a bank may purchase from affiliates, except for real and personal property exempted by the Federal Reserve;

      - The amount of loans or extensions of credit to third parties collateralized by the securities or obligations of affiliates; and

      - A bank's guarantee, acceptance or letter of credit issued on behalf of an affiliate.

      The total amount of the above transactions is limited in amount, as to any one affiliate, to 10.0% of a bank's capital and surplus and, as to all affiliates combined, to 20.0% of a bank's capital and surplus. In addition to the limitation on the amount of these transactions, each of the above transactions must also meet specified collateral requirements. SouthernBank must also comply with other provisions designed to avoid the taking of low-quality assets.

      We are also subject to the provisions of Section 23B of the Federal Reserve Act which, among other things, prohibits an institution from engaging in the above transactions with affiliates unless the transactions are on terms substantially the same, or at least as favorable to the institution or its subsidiaries, as those prevailing at the time for comparable transactions with nonaffiliated companies.

      SouthernBank is also subject to restrictions on extensions of credit to its executive officers, directors, principal shareholders and their related interests. These extensions of credit (1) must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with third parties, and (2) must not involve more than the normal risk of repayment or present other unfavorable features.

MONETARY POLICY

      The earnings of SouthernBank, as well SouthernBank Holdings, will be affected by domestic and foreign conditions, particularly by the monetary and fiscal policies of the United States government and its agencies. The Federal Reserve has had, and will continue to have, an important impact on the operating results of commercial banks through its power to implement national monetary policy in order, among other things, to mitigate recessionary and inflationary pressures by regulating the national money supply. The techniques used by the Federal Reserve include setting the reserve requirements of member banks and establishing the discount rate on member bank borrowings. The Federal Reserve also conducts open market transactions in United States government securities.

                        SHARES ELIGIBLE FOR FUTURE SALE


      Upon the close of the offering, we will have 1,250,000 shares of our common stock outstanding, or 1,437,500 shares of our common stock outstanding if the underwriter exercises its over-allotment option in full. These shares of common stock will be freely tradable without restriction, except that "affiliates" of SouthernBank Holdings must comply with the resale limitations of Rule 144 under the Securities Act. Rule 144 defines an "affiliate" of a company as a person who directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the company. Affiliates of a company generally include its directors, officers and principal shareholders. We expect that a total of 227,500 shares owned directly or indirectly by our affiliates will be eligible for public sale under Rule 144, subject to the contractual and volume restrictions discussed below, beginning 180 days after the date of this prospectus.


      Purchasers of our common stock in this offering or on the open market may resell those shares immediately, although our affiliates will be subject to the volume and other limitations of Rule 144. In general, under Rule 144, as currently in effect, affiliates will be entitled to sell within any three-month period a number of shares that does not exceed the greater of 1.0% of the outstanding shares of common stock or the average weekly trading volume during the four calendar weeks preceding his or her sale. Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about SouthernBank Holdings. Affiliates will not be subject to the volume restrictions and other limitations under Rule 144 beginning 90 days after their status as an affiliate terminates.

      Even though Rule 144 would otherwise permit the sale of shares held by affiliates beginning 90 days after the date of this prospectus, we have agreed, along with our organizers, directors and officers, with the underwriter that we will not sell, contract to sell, or otherwise dispose of any shares of our common stock or any securities convertible into or exchangeable for any shares of our common stock for a period of 180 days from the date of this prospectus without the underwriter's prior written consent, except in limited circumstances.


      We intend to issue warrants to purchase up to a total of 227,500 shares of our common stock, representing an amount equal to 18.2% of our common stock sold in the offering. We also intend to grant options to purchase up to a total of 100,000 shares of our common stock, representing an amount equal to 8.0% of our common stock sold in the offering, under our stock option plan. SouthernBank Holdings intends to register the shares issuable upon exercise of these warrants and options. Upon registration, these shares will be eligible for resale in the public market without restriction by persons who are not affiliates of SouthernBank Holdings, and to the extent they are held by affiliates, under Rule 144 without a holding period.


      Prior to the offering, there has been no public market for our common stock, and we cannot predict the effect, if any, that the sale of shares or the availability of shares for sale will have on the market price prevailing from time to time. Nevertheless, sales of substantial amounts of our common stock in the public market could adversely affect prevailing market prices and our ability to raise equity capital in the future.

                                  UNDERWRITING

      Subject to the terms and conditions of the underwriting agreement between SouthernBank Holdings and the underwriter named below, the underwriter has agreed to purchase from us, and we have agreed to sell to the underwriter, the number of shares of our common stock listed opposite the underwriter's name below.


                                                                      NUMBER OF
                                                       NUMBER OF    OVER-ALLOTMENT
UNDERWRITER                                           FIRM SHARES       SHARES
-----------                                           -----------   --------------
Wachovia Securities, Inc............................   1,250,000       187,500


      The underwriting agreement provides that the underwriter's obligations are subject to approval of various legal matters by counsel and to other conditions customary in a firm commitment underwritten public offering. The underwriter is required to purchase and pay for the shares offered by this prospectus other than those covered by the over-allotment option described below.

      The underwriting discount that will apply to shares not purchased by our organizers and executive officers in this offering will equal 7.5% of the public offering price listed on the cover page of this prospectus, or $0.75 per share. The underwriting discount that will apply to shares purchased in this offering by our organizers and executive officers, up to 375,000 shares, will equal 3.5% of the public offering price, or $0.35 per share.

      The underwriter proposes to offer our common stock directly to the public at the public offering price listed on the cover page of this prospectus and to various securities dealers at that price less a concession not in excess of
$     per share. The underwriter may allow, and the selected dealers may reallow, a concession not in excess of $ per share to certain other brokers and dealers. We expect that the shares of our common stock will be ready for
delivery on or about             , 2000. After the offering, the offering price
and other selling terms may change.

      SouthernBank Holdings and the underwriter arbitrarily determined the public offering price based on several factors. These factors include prevailing market conditions and the price of comparable publicly traded companies.


      We have granted the underwriter an over-allotment option, exercisable within 30 days after the date of this prospectus, to purchase up to 187,500 additional shares of our common stock, representing 15.0% of the initial 1,250,000 shares to be outstanding upon the close of the offering. The over-allotment option will be exercisable at the public offering price listed on the cover page of this prospectus, less the 7.5% underwriting discount, and may be exercised only to cover over-allotments made in connection with this offering. If the underwriter exercises its over-allotment option, in whole or in part, to cover any short sales made, the underwriter will deliver a copy of the final prospectus to all purchasers of the over-allotment shares. Accordingly, these purchasers will be entitled to the same legal remedies provided under the federal securities laws as any other purchaser of shares covered by the registration statement. The potential size of the syndicate short position is not expected to exceed 187,500 shares, or 15.0% of initial 1,250,000 shares to be outstanding upon the close of the offering.


      In addition, we have granted to the underwriter a right of first refusal to serve as exclusive or lead advisor on all corporate finance transactions undertaken or considered by us for a period of three years after the date of this prospectus. If the underwriter's right of first refusal is subsequently waived in exchange for cash or non-cash consideration, any waiver may require the prior approval of the National Association of Securities Dealers, Inc.

      The underwriter does not intend to sell shares of our common stock to any account over which it exercises discretionary authority.

      Each of our organizers, directors and officers has agreed with the underwriter that they will not sell, contract to sell, or otherwise dispose of any shares of our common stock or any securities that can be converted into or exchanged for shares of our common stock for a period of 180 days from the date of this prospectus without the underwriter's prior written consent, except in limited circumstances. The underwriter and its affiliates may on occasion be a customer of, engage in transactions with, and perform services for SouthernBank Holdings or SouthernBank in the ordinary course of business.

      We have agreed to indemnify the underwriter against specified liabilities, including liabilities under the Securities Act, or to contribute to payments that the underwriter may be required to make in connection with these liabilities.

      In connection with this offering, the underwriter may purchase and sell our common stock in the open market. These transactions may include over-allotment and stabilizing transactions, and purchases to cover syndicate short positions created in connection with this offering. Stabilizing transactions consist of certain bids or purchases for the purpose of preventing or retarding a decline in the market price of our common stock, and syndicate short positions involve the underwriter's sale of a greater number of shares of our common stock than it is required to purchase from us in the offering. These activities may stabilize, maintain or otherwise affect the market price of our common stock, which may be higher than the price that might otherwise prevail in the open market. The underwriter may effect these transactions on the Nasdaq OTC Bulletin Board, or otherwise, and may discontinue them at any time.

                                 LEGAL MATTERS

      Troutman Sanders LLP, Atlanta, Georgia, will pass upon the validity of the shares of common stock offered by this prospectus for SouthernBank Holdings. Powell, Goldstein, Frazer & Murphy LLP, Atlanta, Georgia, is acting as counsel for the underwriter in connection with legal matters relating to the shares of common stock offered by this prospectus.

                                    EXPERTS

      SouthernBank Holdings' audited financial statements for the period from July 13, 1999 through December 31, 1999, included in this prospectus, have been included in reliance on the report of Mauldin & Jenkins, LLC, independent certified public accountants, given on the authority of that firm as experts in accounting and auditing.

                            REPORTS TO SHAREHOLDERS

      Upon the effective date of the Registration Statement on Form SB-2 that registers the shares of our common stock offered by this prospectus with the Securities and Exchange Commission, we will be subject to the reporting requirements of the Securities Exchange Act, which include requirements to file annual reports on Form 10-KSB and quarterly reports on Form 10-QSB with the Securities and Exchange Commission. This reporting obligation will exist for at least one year and will continue for successive fiscal years, except that these reporting obligations may be suspended for any subsequent fiscal year if at the beginning of such year our common stock is held of record by less than 300 persons.

      At any time that we are not a reporting company, we will furnish our shareholders with annual reports containing audited financial information for each fiscal year on or before the date of the annual meeting of shareholders as required by Rule 80-6-1-.05 of the Georgia Department of Banking and Finance. Our fiscal year ends on December 31. Additionally, we will also furnish other reports as we may determine to be appropriate or as otherwise may be required by law.

                             ADDITIONAL INFORMATION

      SouthernBank Holdings has filed with the Securities and Exchange Commission a Registration Statement on Form SB-2 under the Securities Act of 1933, as currently in effect, with respect to the shares of our common stock offered by this prospectus. This prospectus does not contain all of the information contained in the Registration Statement. For further information with respect to SouthernBank

Holdings and its common stock, we refer you to the Registration Statement and the exhibits to it. The Registration Statement may be examined and copied at the public reference facilities maintained by the Securities and Exchange Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 and at the regional offices of the Securities and Exchange Commission located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of the Registration Statement are available at prescribed rates from the Public Reference Room of the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain additional information regarding the operation of the public reference facilities by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission also maintains a Web site (http://www.sec.gov) that contains registration statements, reports, proxy and information statements and other information regarding registrants, such as SouthernBank Holdings, that file electronically with the Securities and Exchange Commission.

      SouthernBank Holdings and our organizers have filed or will file various applications with the FDIC, the Federal Reserve, the OCC and the Georgia Department of Banking and Finance. These applications and the information they contain are not incorporated into this prospectus. You should rely only on information contained in this prospectus and in the related Registration Statement in making an investment decision. To the extent that other available information not presented in this prospectus, including information available from SouthernBank Holdings and information in public files and records maintained by the FDIC, the Federal Reserve, the OCC and the Georgia Department of Banking and Finance is inconsistent with information presented in this prospectus or provides additional information, that information is superseded by the information presented in this prospectus and should not be relied on. Projections appearing in the applications are based on assumptions that our organizers believe are reasonable, but as to which they can make no assurances. We specifically disaffirm those projections for purposes of this prospectus and cautions you against relying on them for purposes of making an investment decision.

--------------------------------------------------------------------------------

                          SOUTHERNBANK HOLDINGS, INC.
                         (A DEVELOPMENT STAGE COMPANY)
                                FINANCIAL REPORT
                               DECEMBER 31, 1999

                               TABLE OF CONTENTS


                                                              PAGE
                                                              -----

Independent Auditor's Report................................    F-2

Balance Sheet, December 31, 1999............................    F-3

Statement of Loss, Period from July 13, 1999, Date of
  Inception, to December 31, 1999...........................    F-4

Statement of Cash Flows, Period from July 13, 1999, Date of
  Inception, to December 31, 1999...........................    F-5

Notes to Financial Statements...............................    F-6

--------------------------------------------------------------------------------

                          INDEPENDENT AUDITOR'S REPORT

To the Board of Directors
SouthernBank Holdings, Inc.
Buford, Georgia


      We have audited the accompanying balance sheet of SouthernBank Holdings, Inc., a development stage company, as of December 31, 1999, and the related statements of loss and cash flows for the period from July 13, 1999, date of inception, to December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.


      We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of SouthernBank Holdings, Inc., a development stage company, as of December 31, 1999, and the results of its operations and its cash flows for the period from July 13, 1999, date of inception, to December 31, 1999, in conformity with generally accepted accounting principles.

                                              /s/ MAULDIN & JENKINS, LLC

Atlanta, Georgia
February 22, 2000

--------------------------------------------------------------------------------

                          SOUTHERNBANK HOLDINGS, INC.
                         (A DEVELOPMENT STAGE COMPANY)
                                 BALANCE SHEET
                               DECEMBER 31, 1999


                                    ASSETS

Cash                                                          $         19,690
Equipment (net of accumulated depreciation of $114)                      3,972
Related party receivable                                                20,000
Other assets                                                             1,000
                                                              ----------------

          Total assets                                        $         44,662
                                                              ================

                    LIABILITIES AND STOCKHOLDER'S DEFICIT

LIABILITIES
  Line of credit                                              $        120,000
  Accrued expenses                                                       7,596
                                                              ----------------
          Total liabilities                                            127,596
                                                              ----------------

COMMITMENTS AND CONTINGENT LIABILITIES

STOCKHOLDER'S (DEFICIT)

Preferred stock, $1 par value; 10,000,000 shares authorized,
  no shares issued and outstanding                                           0

Common stock, $1 par value; 100,000,000 shares authorized, 1
  share issued and outstanding                                               1
Capital surplus                                                          5,509
Deficit accumulated during the development stage                       (88,444)
                                                              ----------------
          Total stockholder's deficit                                  (82,934)
                                                              ----------------
          Total liabilities and stockholder's deficit         $         44,662
                                                              ================


                       See notes to financial statements.

--------------------------------------------------------------------------------

                          SOUTHERNBANK HOLDINGS, INC.
                         (A DEVELOPMENT STAGE COMPANY)
                               STATEMENT OF LOSS
       PERIOD FROM JULY 13, 1999, DATE OF INCEPTION, TO DECEMBER 31, 1999


Expenses:
  Salaries and employee benefits                              $ 13,000
  Equipment and occupancy expenses                               2,093
  Interest                                                       1,902
  Legal and consulting                                          50,081
  Regulatory fees                                               15,000
  Other expenses                                                 6,368
                                                              --------
                                                                88,444
                                                              --------
          Net loss and deficit accumulated during the
          development stage                                   $(88,444)
                                                              ========


                       See notes to financial statements.

--------------------------------------------------------------------------------

                          SOUTHERNBANK HOLDINGS, INC.
                         (A DEVELOPMENT STAGE COMPANY)
                            STATEMENT OF CASH FLOWS
       PERIOD FROM JULY 13, 1999, DATE OF INCEPTION, TO DECEMBER 31, 1999


OPERATING ACTIVITIES
  Net loss                                                    $(88,444)
  Adjustments to reconcile net loss to net cash used in
     operating activities:
     Depreciation                                                  114
     Unpaid compensation                                         5,500
     Increase in related party receivable                      (20,000)
     Increase in other assets                                   (1,000)
     Increase in accrued expenses                                7,596
                                                              --------
          Net cash used in operating activities                (96,234)
                                                              --------
INVESTING ACTIVITIES
  Purchase of equipment                                         (4,086)
                                                              --------
          Net cash used in investing activities                 (4,086)
                                                              --------
FINANCING ACTIVITIES
  Proceeds from line of credit                                 120,000
  Proceeds from issuance of common stock                            10
                                                              --------
          Net cash provided by financing activities            120,010
                                                              --------
Net increase in cash                                            19,690
Cash at beginning of period                                          0
                                                              --------
Cash at end of period                                         $ 19,690
                                                              ========


                       See notes to financial statements.

--------------------------------------------------------------------------------

                          SOUTHERNBANK HOLDINGS, INC.
                         (A DEVELOPMENT STAGE COMPANY)
                         NOTES TO FINANCIAL STATEMENTS


NOTE 1.  ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


ORGANIZATION

      SouthernBank Holdings, Inc. (the "Company") was incorporated on July 13, 1999 to operate as a bank holding company pursuant to the Federal Bank Holding Act of 1956, as amended, and the Georgia Bank Holding Company Act. The Company intends to acquire 100% of the issued and outstanding capital stock of SouthernBank, N.A. (Proposed) (the "Bank"), a corporation to be organized under the laws of the State of Georgia to conduct a general banking business in Buford, Georgia. On November 19, 1999, the organizers filed an application for approval of the organization of the Bank with the Office of the Comptroller of the Currency ("OCC") and also with the Federal Deposit Insurance Corporation ("FDIC") for insurance of the Bank's deposits. The Company will apply to the Federal Reserve Bank of Atlanta ("FRB") and the Georgia Department of Banking and Finance ("DBF") to become a bank holding company. Upon obtaining regulatory approval, the Company will be a registered bank holding company subject to regulation by the FRB and DBF.

      Activities since inception have consisted primarily of the Company's and the Bank's organizers engaging in organizational and preopening activities necessary to obtain regulatory approvals and to prepare to commence business as a financial institution.

SIGNIFICANT ACCOUNTING POLICIES

     BASIS OF PRESENTATION

      The financial statements have been prepared on the accrual basis in accordance with generally accepted accounting principles.

     ORGANIZATION AND STOCK OFFERING COSTS

      Organization costs have been expensed as incurred in accordance with generally accepted accounting principles. Stock offering costs will be charged to capital surplus upon completion of the stock offering. Additional costs are expected to be incurred for organization costs and stock offering costs.

     EQUIPMENT

      Equipment is carried at cost less accumulated depreciation. Depreciation is computed by the straight-line method over an estimated useful life of three years.

--------------------------------------------------------------------------------

     INCOME TAXES

      The Company will be subject to Federal and state income taxes when taxable income is generated. No income taxes have been accrued because of operating losses incurred during the preopening period.

     FISCAL YEAR

      The Company will adopt a calendar year for both financial and tax reporting purposes.


NOTE 2.  LINE OF CREDIT


      To facilitate the formation of the Company and the Bank, the organizers have established a $250,000 line of credit with an independent bank for the purpose of paying organization and preopening expenses for the Company and the Bank and the expenses of the Company's common stock offering. The line of credit bears interest at the lender's prime rate less 1% and matures on June 28, 2000. Interest is payable quarterly. The interest rate at December 31, 1999 was 7.5%. The organizers have personally guaranteed repayment of the line of credit. All funds advanced on behalf of the Company and the Bank will be repaid from the proceeds of the stock offering. The Company's ability to repay these advances and relieve the organizers from their personal guarantees depends upon the completion of the offering.


NOTE 3.  UNPAID COMPENSATION



      The Company's chief executive officer did not and will not receive cash compensation for services rendered to the Company for the period from July 13, 1999, date of inception, to December 31, 1999. The Company has estimated the fair value of the services rendered to be $5,500. This amount has been recorded as an expense in the statement of loss with a corresponding increase to capital surplus in the balance sheet.



NOTE 4.  COMMITMENTS AND RELATED PARTY TRANSACTIONS



      To facilitate the Company's acquisition of a site for its main office, a real estate business owned by two of the Company's directors has entered into an agreement to purchase approximately one acre of land at a cost of $857,000. The rights in the agreement will be assigned to the Company. As of December 31, 1999, the Company has paid the real estate business $20,000 which has been used as an earnest money deposit on the land. The payment is reflected as a related party receivable in the balance sheet.



      The Company is leasing temporary office facilities under a six month operating lease agreement for $1,000 per month. Total rental expense included in the statement of loss under this agreement amounted to $1,000.

--------------------------------------------------------------------------------


NOTE 5.  COMMON STOCK OFFERING


      The Company proposes to file a Registration Statement on Form SB-2 with the Securities and Exchange Commission offering for sale 1,250,000 shares of the Company's common stock at a price of $10 per share.


NOTE 6.  STOCK WARRANTS AND STOCK OPTIONS



      Upon completion of the common stock offering, the Company intends to grant a maximum of 227,500 stock warrants to its organizers. The warrants will allow the organizers to purchase one share of common stock for each warrant granted at a price of $10 per share.


      The Company has also established a stock option plan which will allow the granting of stock options to employees. At December 31, 1999, the Company had 100,000 shares of its common stock reserved for future grants under this plan. Options may be granted at prices no less than the fair value of the Company's common stock on the date of grant.

      As permitted by Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation", the Company will recognize compensation cost for stock-based compensation awards in accordance with APB Opinion No. 25, "Accounting for Stock Issued to Employees". The Company anticipates recognizing no compensation cost for stock-based compensation awards upon the granting of stock warrants and options.

------------------------------------------------------
------------------------------------------------------

     PROSPECTIVE INVESTORS MAY RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. NO ONE HAS AUTHORIZED ANYONE TO PROVIDE PROSPECTIVE INVESTORS WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. THIS PROSPECTUS IS NOT AN OFFER TO SELL NOR IS IT SEEKING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CORRECT ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF THE DELIVERY OF THIS PROSPECTUS OR ANY SALE OF THESE SECURITIES.

                          ---------------------------

                               TABLE OF CONTENTS


                                        PAGE
                                        ----
Summary...............................     1
Risk Factors..........................     5
A Warning About Forward-Looking
  Statements..........................    10
Use of Proceeds.......................    11
Capitalization........................    13
Dividends.............................    13
Management's Discussion and Analysis
  of Financial Condition and Plan of
  Operations..........................    15
Our Proposed Business.................    18
Management............................    28
Executive Compensation................    33
Related Party Transactions............    37
Description of SouthernBank Holdings'
  Capital Stock.......................    37
Important Provisions of SouthernBank
  Holdings' Articles of Incorporation
  and Bylaws..........................    38
Supervision and Regulation............    44
Shares Eligible for Future Sale.......    50
Underwriting..........................    51
Legal Matters.........................    52
Experts...............................    52
Reports to Shareholders...............    52
Additional Information................    52
Index to Financial Report.............   F-1


     UNTIL           , 2000 (90 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS THAT EFFECT TRANSFERS IN THESE SECURITIES OR TRADE THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.
------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
------------------------------------------------------

                                1,250,000 SHARES

                                  SOUTHERNBANK
                                 HOLDINGS, INC.
                      A PROPOSED BANK HOLDING COMPANY FOR

                               SOUTHERNBANK, N.A.
                               (IN ORGANIZATION)
                                  COMMON STOCK
                               ------------------

                                   PROSPECTUS

                               ------------------
                           WACHOVIA SECURITIES, INC.
                                               , 2000

------------------------------------------------------
------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

      Consistent with the applicable provisions of the laws of Georgia, the Registrant's bylaws provide that the Registrant shall have the power to indemnify its directors, officers, employees and agents against expenses (including attorneys' fees) and liabilities arising from actual or threatened actions, suits or proceedings, whether or not settled, to which they become subject by reason of having served in such role if such director, officer, employee or agent acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to a criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Advances against expenses shall be made so long as the person seeking indemnification agrees to refund the advances if it is ultimately determined that he or she is not entitled to indemnification. A determination of whether indemnification of a director, officer, employee or agent is proper because he or she met the applicable standard of conduct shall be made (1) by the board of directors of the Registrant, (2) in certain circumstances, by independent legal counsel in a written opinion or (3) by the affirmative vote of a majority of the shares entitled to vote.

      In addition, Article 11 of the Registrant's articles of incorporation, subject to certain exceptions, eliminates the potential personal liability of a director for monetary damages to the Registrant and to the shareholders of the Registrant for breach of a duty as a director. There is no elimination of liability for (1) a breach of duty involving appropriation of a business opportunity of the Registrant, (2) an act or omission involving intentional misconduct or a knowing violation of law, (3) a transaction from which the director derives an improper material tangible personal benefit or (4) as to any payment of a dividend or approval of a stock repurchase that is illegal under the Georgia Business Corporation Code. The articles of incorporation do not eliminate or limit the right of the Registrant or its shareholders to seek injunctive or other equitable relief not involving monetary damages.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

      Estimated expenses, other than underwriting discounts and commissions, of the sale of the Registrant's Common Stock, $1.00 par value per share, are as follows:

Securities and Exchange Commission Registration Fee.........  $  3,795
National Association of Securities Dealers, Inc. Filing
  Fee.......................................................     1,938
Blue Sky Fees and Expenses..................................    10,000
Legal Fees and Expenses.....................................    65,000
Accounting Fees and Expenses................................    10,000
Printing and Engraving Expenses.............................    40,000
Miscellaneous...............................................     4,267
                                                              --------
          Total.............................................  $135,000
                                                              ========

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES.

      On July 13, 1999, the Registrant issued to D. Arnold Tillman, Jr. in a private placement, one share of the Registrant's Common Stock, $1.00 par value per share, for an aggregate price of $10.00 in connection with the organization of the Company. The sale to Mr. Tillman was exempt from registration under the Securities Act of 1933, as amended (the "Act") pursuant to Section 4(2) of the Act because it was a transaction by an issuer that did not involve a public offering.

ITEM 27.  EXHIBITS.


EXHIBIT
NUMBER        DESCRIPTION
-------       -----------
 1.1     --   Form of Underwriting Agreement**
 3.1     --   Articles of Incorporation*
 3.2     --   Bylaws*
 4.1     --   Specimen Common Stock Certificate*
 4.2     --   See Exhibits 3.1 and 3.2 for provisions of the Articles of
              Incorporation and Bylaws defining rights of holders of the
              Common Stock
 4.3     --   Form of Organizer Warrant Agreement
 5.1     --   Legal Opinion of Troutman Sanders LLP**
10.1     --   Agreement for purchase of main office property
10.2     --   Assignment Agreement, dated as of             , 2000, by and
              between Land South Properties, LLC, and SouthernBank, N.A.
              (In Organization)**
10.3     --   Form of Lease Agreement for temporary facility, by and
              between SouthernBank, N.A. (In Organization) and Blazer
              Ridge, Inc.
10.4     --   Form of Loan Agreement, by and between SouthernBank
              Holdings, Inc., as Borrower and The Bankers Bank, as Lender,
              and the Organizers as Guarantors*
10.5     --   Form of Loan Agreement, by and between SouthernBank, N.A.
              (In Organization), as Borrower and The Bankers Bank, as
              Lender, and the Organizers as Guarantors
10.6     --   Employment Agreement, dated and effective as of December 1,
              1999, by and among SouthernBank Holdings, Inc.,
              SouthernBank, N.A. (In Organization) and M. Lauch McKinnon*
10.7     --   Letter Agreement, dated February 9, 2000, by and between
              SouthernBank Holdings, Inc. and Rita B. Gray*
10.8     --   SouthernBank Holdings, Inc. Stock Option Plan*
10.9     --   Form of SouthernBank Holdings, Inc. Incentive Stock Option*
10.10    --   Form of SouthernBank Holdings, Inc. Non-Qualified Stock
              Option*
23.1     --   Consent of Mauldin & Jenkins, LLC
23.2     --   Consent of Troutman Sanders LLP (contained in Exhibit 5.1)
24.1     --   Power of Attorney*
27.1     --   Financial Data Schedule (for SEC use only)


---------------


 * Previously filed.



** To be filed by amendment.


ITEM 28.  UNDERTAKINGS.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

      In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

      The undersigned Registrant hereby undertakes as follows:

          (a)(1) To file, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:

             (i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

             (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20.0% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

             (iii) Include any additional or changed material information on the plan of distribution.

          (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

          (3) File a post-effective amendment to remove from registration any of the securities being registered that remain unsold at the end of the offering.

      The Registrant hereby undertakes as follows:

          (b)(1) For determining any liability under the Securities Act, to treat the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant under Rule 424(b)(1), or (4) or 497(h) under the Securities Act as part of this Registration Statement as of the time the Commission declared it effective.

          (2) For determining any liability under the Securities Act, to treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the Registration Statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

                                   SIGNATURES


      In accordance with the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, in the City of Buford, State of Georgia, on April 26, 2000.


                                          SOUTHERNBANK HOLDINGS, INC.


                                          By:  /s/ D. ARNOLD TILLMAN, JR.

                                            ------------------------------------
                                                   D. Arnold Tillman, Jr.
                                                  Chief Executive Officer

                               POWER OF ATTORNEY


      Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement, has been signed below by the following persons in the capacities and on the dates indicated.


      In accordance with the requirements of the Securities Act of 1933, as amended, this Registration Statement was signed by the following persons in the capacities and on the dates stated.


                      SIGNATURE                                     TITLE                    DATE
                      ---------                                     -----                    ----

                                                       Director
-----------------------------------------------------
                  James O. Andrews

                  /s/ RITA B. GRAY                     Chief Financial Officer          April 26, 2000
-----------------------------------------------------    (Principal Financial and
                    Rita B. Gray                         Accounting Officer)

                          *                            Director                         April 26, 2000
-----------------------------------------------------
               James. E. Hinshaw, Sr.

                          *                            Director                         April 26, 2000
-----------------------------------------------------
                  Donald F. Jackson

                          *                            Director                         April 26, 2000
-----------------------------------------------------
                   Lewis A. Massey

                          *                            Director                         April 26, 2000
-----------------------------------------------------
                   Tyler C. McCain

                /s/ M. LAUCH MCKINNON                  Director and President           April 26, 2000
-----------------------------------------------------
                  M. Lauch McKinnon

                                                       Director
-----------------------------------------------------
                   D. Alan Najjar

                /s/ D. ARNOLD TILLMAN                  Director and Chief Executive     April 26, 2000
-----------------------------------------------------    Officer (Principal Executive
                  D. Arnold Tillman                      Officer)

                      SIGNATURE                                     TITLE                    DATE
                      ---------                                     -----                    ----

                                                       Director
-----------------------------------------------------
                  Jeffrey S. Tucker

               * /s/ M. LAUCH MCKINNON
-----------------------------------------------------
                  M. Lauch McKinnon
                  Attorney-in-fact

                                 EXHIBIT INDEX


EXHIBIT
NUMBER                           DESCRIPTION OF EXHIBITS
-------                          -----------------------
 4.3       --  Form of Organizer Warrant Agreement
10.1       --  Agreement for purchase of main office property
10.3       --  Form of Lease Agreement for temporary facility, by and between SouthernBank, N.A. (In Organization) and Blazer
               Ridge, Inc.
10.5       --  Form of Loan Agreement, by and between SouthernBank, N.A.
               (In Organization), as Borrower, and the Bankers Bank, as
               Lender, and the Organizers, as Guarantors
23.1       --  Consent of Mauldin & Jenkins, LLC
27.1       --  Financial Data Schedule (for SEC use only)